Exhibit 2.2

EXECUTION COPY

INTEREST PURCHASE AGREEMENT

dated as of September 12, 2006

by and among

PUTTERBOY, LTD.,

CLUBCORP, INC.,

and

THE PINEHURST COMPANY

4.21	Fairness Opinion	36

ARTICLE V REPRESENTATION AND WARRANTIES OF PURCHASER		36
5.1	Existence and Good Standing	36
5.2	Authority	37
5.3	No Conflict; Required Filings and Consents	37
5.4	Brokers’ Fees	38
5.5	Financing	38
5.6	Investment	38

ARTICLE VI PRE-CLOSING COVENANTS		38
6.1	Conduct of Business by the Pinehurst Entities Pending the Closing	38
6.2	Access to Information	40
6.3	No Solicitation	41
6.4	Appropriate Action; Consents; Filings	41
6.5	Certain Notices	42
6.6	Reasonable Efforts; Cooperation	43
6.7	Termination of Affiliate Agreements; Settlement of Inter-Company Accounts	43
6.8	Termination of Guaranties	43
6.9	Permits and Licenses	43
6.10	Conversion of Pinehurst Entities	44
6.11	Re-Financing of Indebtedness	44
6.12	Notification of Certain Matters; Amendment of Disclosure Schedules	44
6.13	Property Due Diligence	45
6.14	Environmental Insurance Policy	47
6.15	ClubCorp Employees	47
6.16	Monthly Financials	47
6.17	Occupancy Tax Audit	47
6.18	Purchase Price Allocation	47
6.19	Transfer of Assets	47
6.20	Equal Treatment of Purchaser.	48
6.21	Pinehurst Loan.	48

ARTICLE VII POST-CLOSING COVENANTS		48
7.1	Cooperation/Post Closing Access to Records	48
7.2	Litigation Support	49
7.3	Non-Solicitation	49
7.4	Use of Names	49
7.5	Employee Matters	50
7.6	Liability for Taxes, Filing Returns	52
7.7	Tax Indemnity	52
7.8	Further Actions; Asset Transfer	53

ARTICLE VIII CLOSING CONDITIONS		53
8.1	Conditions to Obligations of Each Party Under This Agreement	53
8.2	Additional Conditions to Obligations of Purchaser	54
8.3	Additional Conditions to Obligations of ClubCorp and Pinehurst Company	56

ii

8.4	Fairness Opinion	57

ARTICLE IX TERMINATION; AMENDMENT AND WAIVER		58
9.1	Termination	58
9.2	Effect of Termination	58
9.3	Amendment	59
9.4	Waiver	59
9.5	Commitment Fee; Expenses	59

ARTICLE X MISCELLANEOUS		60
10.1	Non-Survival of Representations and Warranties; Covenants	60
10.2	Confidentiality	60
10.3	Press Releases and Public Announcements	61
10.4	Assignment	61
10.5	Notices	61
10.6	Headings	62
10.7	Severability	62
10.8	Entire Agreement	62
10.9	Parties in Interest	62
10.10	Mutual Drafting	62
10.11	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	62
10.12	Execution	63
10.13	Remedies Cumulative; Specific Performance	63
10.14	Interpretation	64
10.15	Disclosure Schedule	64
10.16	Stockholders’ Representative.	64

Exhibits

Exhibit A	Assets of the Pinehurst Entities
Exhibit B	Assets of ClubCorp and Pinehurst Company to be Transferred
Exhibit C	Planned Capital Expenditures Schedule
Exhibit D	Hypothetical Estimated Purchase Price Certificate
Exhibit E	Environmental Insurance Policy
Exhibit F	Transferred ClubCorp Employees
Exhibit G	Purchase Price Allocation
Exhibit H	Centralized Services Agreement
Exhibit I	Consulting and Shared Services Agreement
Exhibit J	Associates Club Agreement
Exhibit K	Society Reciprocal Membership Agreement
Exhibit L	Reciprocal License Agreement
Exhibit M	Team Championship Agreements
Exhibit N	Hackers License Agreement

iii

INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of September 12, 2006, by and among Putterboy, Ltd., a Texas limited partnership (“Purchaser”), ClubCorp, Inc., a Delaware corporation (“ClubCorp”) and The Pinehurst Company, a Delaware corporation (“Pinehurst Company”). Purchaser, ClubCorp and Pinehurst Company are referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, Pinehurst Company, directly or indirectly, owns all of the outstanding capital stock of: (a) Pinehurst, Inc., a North Carolina corporation (“Pinehurst, Inc.”); (b) Pinehurst Championship Management, Inc., a North Carolina corporation; (c) Pinehurst Country Club, Inc., a North Carolina corporation; (d) ClubCorp Realty East, Inc., a North Carolina corporation; (e) PCC Realty Corp., a North Carolina corporation; (f) Pinehurst Acquisition Corp., a North Carolina corporation; (g) Pinehurst Realty Corp., a Nevada corporation; and (h) Pinehurst No. VII, Inc., a North Carolina corporation (in each case including its successor limited liability company to be organized pursuant to Section 6.10 hereof, and each individually, a “Pinehurst Entity” and collectively, the “Pinehurst Entities”);

WHEREAS, Purchaser desires to purchase from Pinehurst Company, and Pinehurst Company desires to sell to Purchaser, all of the outstanding equity of the Pinehurst Entities; and

WHEREAS, the board of directors of ClubCorp (the “ClubCorp Board”), upon recommendation of a special committee appointed by the ClubCorp Board (the “Special Committee”), has approved the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1.

“Accounts Receivable” means the accounts receivable of the Pinehurst Entities due and owing shown on each such Person’s books and records and calculated in a manner consistent with the historical accounting principles applied by such Person, including (i) delinquent annual dues and charges, (ii) uncollected membership dues, and (iii) unpaid credit card receivables.

“Accrued Employee Liabilities” means any and all liabilities related to Employees which, in accordance with GAAP and as of the Closing Date, would be required to be included in the financial statements of the Pinehurst Entities, including all wages, salaries, commissions, bonuses, severance pay, vacation, sick leave, other paid leave, benefits, and other compensation or remuneration to Employees and Former Employees for or on account of employment.

“Acquisition Proposal” means, with respect to the Pinehurst Entities, any agreement, offer or proposal (other than this Agreement or any other offer or proposal by Pinehurst Company) relating to or involving (i) any direct or indirect acquisition or purchase from ClubCorp or Pinehurst Company or any acquisition by any Person or group of Persons of more than a 25% interest in the total outstanding voting securities of the Pinehurst Entities or more than a 25% interest in the total outstanding voting securities of the Pinehurst Entities that, if consummated, would result in any Person or group of Persons beneficially owning 25% or more of the total outstanding voting securities of any of the Pinehurst Entities, (ii) any merger, consolidation, business combination or similar transaction involving the Pinehurst Entities, or (iii) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition or disposition of 25% or more of the consolidated assets of the Pinehurst Entities in any single transaction or series of related transactions (other than in the Ordinary Course of Business).

“Affiliate” has the meaning used in Rule 145 promulgated by the SEC under the Securities Act. It is understood and agreed that Purchaser and those Persons related to or affiliated with Robert H. Dedman, Jr. who hold equity interests in Purchaser and Purchaser’s Affiliates are not Affiliates of ClubCorp, Pinehurst Company or the Pinehurst Entities, and that any reference in this Agreement to an Affiliate or Affiliates of ClubCorp, Pinehurst Company or the Pinehurst Entities does not include such Person, and any reference to an Affiliate of Purchaser does not include ClubCorp, Pinehurst Company or the Pinehurst Entities.

“Ancillary Agreements” means the Centralized Services Agreement, the Consulting and Shared Services Agreement, the Associates Club Agreement, the Society Reciprocal Membership Agreement, the Reciprocal License Agreement, the Team Championship Agreements and the Hackers License Agreement.

“Assets” means, collectively but without duplication, any and all assets that are (i) owned by the Pinehurst Entities, (ii) owned by ClubCorp, Pinehurst Company or any of their Affiliates and which are located or situated in, on or at, or within fifty (50) miles of, the resort in the Village of Pinehurst, North Carolina commonly known as the “Pinehurst Resort and Country Club,” (iii) listed on Exhibit A attached hereto, OR (iv) listed on Exhibit B attached hereto.

“Balance Sheet Liabilities” means, as of the Closing Date, (A) an amount equal to the total liabilities of the Pinehurst Entities that, in accordance with GAAP, are, or should be, reflected on the balance sheets of the Pinehurst Entities as of the Closing Date (including the Accrued Employee Liabilities), plus (B) without duplication with clause (A), the liabilities of the Pinehurst Entities that are accounted for and reflected in the categories set forth on the Hypothetical Estimated Purchase Price Certificate, minus (C) 40% of the total amount of accrued gift card liabilities of the Pinehurst Entities outstanding as of the date of this Agreement (Account No. 20829), minus (D) the aggregate amount of all balance sheet liabilities with respect to (a) AP: Intercompany #1 (Account No. 20301), (b) Deferred Income (Account No. 20801), (c) Initiation Fees - Cash (Account No. 20850), (d) IF Contra Account - Chronolog Use (Account No. 20860), (e) Deferred Revenue - Initiation Depo (Account No. 20835), (f) Deferred Revenue

- Initiation Fees (Account No. 20836), (g) NP Capital Lease #2: Conversion (Account No. 22507), (h) N/P Capital Lease #3: Conversion (Account No. 22512), (i) Deferred Revenue - Initiation Fees (Account No. 23506), (j) Discount on Initiation Deposits (Account No. 24015), and (k) Initiation Deposits - Cash (Account No. 24030); provided, that in order to avoid a double-counting, that Parties may mutually agree to an offset to “Balance Sheet Liabilities” related to monthly membership dues (which shall depend on the timing of the Closing Date in relation to the membership dues collection cycle); provided, further, that the no liabilities associated with the Indebtedness Overage shall be included in the calculation of “Balance Sheet Liabilities.”

“Benefit Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, and each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or retention pay plan, policy, program or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Bookings” means all bookings and reservations for the use of the Pinehurst Entities’ services or facilities, including bookings and reservations for the golf courses, guest rooms and conference rooms owned or operated by the Pinehurst Entities.

“Business” means the ownership and operation of the resort located in the Village of Pinehurst, North Carolina, commonly known as “Pinehurst Resort and Country Club.”

“Business Day” has the meaning used in Rule 14d-1(g) promulgated by the SEC under the Exchange Act.

“Capital Expenditure Adjustment” means, as of the Closing Date, the aggregate of:

(a) (i) The capital expenditures expended by the Pinehurst Entities between January 1, 2006 and the earlier of (x) the Closing Date or (y) September 30, 2006, minus (ii) the budgeted capital expenditures for the period from January 1, 2006 to the earlier of (x) or (y) above, which amounts are set forth on the Planned Capital Expenditures Schedule attached as Exhibit C hereto; plus

(b) If the Closing Date occurs after September 30, 2006, (i) the aggregate capital expenditures expended by the Pinehurst Entities between September 30, 2006 and the Closing Date, minus (ii) an amount equal to (A) (x) the number of days in the period beginning September 30, 2006 and ending the Closing Date divided by (y) (I) if the Closing Date occurs after December 31, 2006, 365, or (II) if the Closing Date occurs prior to December 31, 2006, 365 minus the number of days that will elapse between the Closing Date and December 31, 2006, multiplied by (B) 6.5% of the aggregate gross revenues of the Pinehurst Entities from the period beginning January 1, 2006 and ending on the earlier of the Closing Date or December 31, 2006.

“Cash Amount” means, as of the Closing Date, the cash and cash equivalents held by the Pinehurst Entities; provided, that no cash associated with the Indebtedness Overage shall be included in the calculation of “Cash Amount.”

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601-9675.

“ClubCorp Merger Agreement” means an Agreement and Plan of Merger (or other similar agreement) to be entered into by ClubCorp and certain third parties after the date hereof, pursuant to which ClubCorp shall consummate the ClubCorp Merger.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Fee” means the 1% of the loan amount commitment fee required to be prepaid by Purchaser in connection with the proposed refinancing of the Indebtedness of the Pinehurst Entities which is outstanding under the PacLife Loan Agreement and the negotiation and execution of the New Loan Agreement.

“Contract” means any agreement, contract, subcontract, lease, sublease, power of attorney, note, loan, evidence of Indebtedness, purchase and sales order, letter of credit, undertaking, covenant not to compete, license, instrument, obligation, commitment, binding understanding, promise, indenture, option, warranty, policy or quotation, whether oral or written, express or implied.

“Disclosure Schedule” means the disclosure schedule prepared by the Parties and attached hereto containing the exceptions to the representations and warranties contained in Articles III, IV and V, as well as other information as indicated in other sections of this Agreement.

“Employee” means any Person presently employed by the Pinehurst Entities, or any other individual who is classified by the Pinehurst Entities as an employee of a Pinehurst Entity, and who performs services for a Pinehurst Entity, regardless of whether such Person or individual is, as of the date hereof, actively at work or on a leave of absence (including vacation, holiday, sick leave, family and medical leave, disability leave, military leave, jury duty, layoff with rights of recall, and any other leave of absence or similar interruption of active employment that is not considered, according to the policies or practices of the Pinehurst Entities, to have resulted in a termination of employment of such Person or individual).

“Encumbrance” means, with respect to any asset, any Lien, option, claims, restriction, easement or other limitation on the title of such property or asset, of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, and (iii) the use of any asset).

“Environmental, Health and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions that have the force or effect of Law, and all judicial and administrative Orders and determinations concerning public health and safety, worker health and safety (in each case as related to exposure to Hazardous Materials), pollution or protection of the environment (including air, surface water, groundwater, and surface and subsurface strata), including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, manufacturing, processing, emission, discharge, Release, threatened Release, control, remediation, removal or cleanup of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to a Person, any other Person which, together with such Person, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b) of ERISA.

“Escrow Account” means the account designated by the Escrow Agent into which the payment required by Section 2.3(a) shall be made and any succeeding account in which the Escrow Amount shall be held by the Escrow Agent.

“Escrow Agent” means Wells Fargo Bank N.A., as escrow agent under the Escrow Agreement, or any successor Person appointed in accordance with the terms of the Escrow Agreement.

“Escrow Agreement” means an escrow agreement to be executed as of the Closing by and among Purchaser, the Stockholders’ Representative and the Escrow Agent providing for the holding and disbursement of funds from the Escrow Account in accordance with the terms hereof.

“Escrow Amount” means $1,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Exchange Agent” shall have the meaning for such term in the ClubCorp Merger Agreement.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of legal counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

“Former Employee” means any Person who was formerly an Employee.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or any other governmental or quasi-governmental entity.

“Hazardous Material” means any material, substance, pollutant or contaminant regulated or defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” or “toxic substance” under any Environmental, Health and Safety Requirements, and further including petroleum, petroleum products, asbestos, presumed asbestos-containing material, asbestos-containing material, lead paint, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, radioactive substances, and mold (and biological and microbiological substances).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Improvements” means the buildings, structures and other improvements located on or affixed to the Real Property and all fixtures on the Real Property which constitute real property under Law, including the golf courses, clubhouses, storage buildings, maintenance buildings, tennis pro shops, golf pro shops, cart paths, tees, greens, irrigation and drainage systems, including the sprinklers, pipes, fittings and pumps, paving, walkways, pump stations, cart barn, swimming pools, parking facilities, and all systems, facilities, machinery, equipment, and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer, and water facilities located thereon (including all replacements or additions thereto between the date hereof and the Closing Date).

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person’s business), (vi) all capitalized lease obligations of such Person, (vii) all obligations of others secured by any Encumbrance on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the Ordinary Course of Business), (x) all obligations of such Person to purchase securities (or other property) that arise out of or in connection with the sale of the same or substantially similar securities or property, and (xi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person.

“Indebtedness Overage” means any cash taken down by Pinehurst, Inc. in connection with the closing of the New Loan Agreement that exceeds the total amount necessary to fully repay the Pinehurst Loan.

“Intellectual Property” means all intellectual property owned or licensed (as licensor or licensee) by ClubCorp, Pinehurst Company or the Pinehurst Entities in connection with the ownership or operation of the Business, including trade names, assumed fictional business names, trademarks and service marks (registered and common law), pending trademark and service mark applications, all registered and unregistered copyrights (including those for golf course design and layout, patents (issued and pending applications), all know-how, trade secrets, software, Internet domain name registrations and Internet websites.

“Interests” means all equity interests of the Pinehurst Entities.

“IRS” means the United States Internal Revenue Service.

“Law” means any foreign or domestic federal, state, provincial, local, municipal or other law, statute, code, treaty, ordinance, requirement, rule, regulation, legal doctrine, Order, permit, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means with respect to any asset, any deed of trust, mortgage, lien, pledge, collateral assignment, hypothecation, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other similar encumbrance of any kind in respect of such asset, whether or not choate, vested or perfected.

“Material Adverse Effect” means any effect, event, occurrence, development, circumstance, change or condition that is materially adverse to the Assets, business, financial condition or results of operations of the Pinehurst Entities, taken as a whole, except to the extent that such effect results from (i) changes or conditions affecting economic or capital markets in the United States or internationally, (ii) changes or conditions affecting the industry in which the Pinehurst Entities operate, (iii) changes in any Laws or GAAP or the accounting rules and regulations of the SEC, (iv) the announcement of this Agreement, the ClubCorp Merger Agreement or the transactions contemplated hereby or thereby, or the identity of ClubCorp, (v) any outbreak of major or material worsening of hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, or (vi) any actions required under this Agreement to obtain any authorization or approval under applicable antitrust or competition Laws for the consummation of the transactions contemplated by this Agreement.

“Member” means a Person holding a Membership.

“Membership” means the contract right that provides a Member certain access to the Assets and the Real Property of the Pinehurst Entities in accordance with the particular Member’s category of Membership, as described in the applicable Membership Agreement.

“Membership Agreement” means all written agreements executed by a Member entitling such Person to Membership.

“Order” means any decree, decision, ruling, subpoena, verdict, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Entity or an arbitrator.

“Ordinary Course of Business” means the ordinary course of business of the Pinehurst Entities, consistent with past practice and custom (including with respect to quantity and frequency).

“PacLife” means Pacific Life Insurance Company, a Nebraska corporation.

“PacLife Loan Agreement” means that certain loan agreement by and among PacLife, Pinehurst, Inc., The Homestead, L.C., a Virginia limited liability company, and Barton Creek Resort & Clubs, Inc., a Texas corporation, dated June 2, 2003.

“Parent Benefit Plan” means each Benefit Plan (other than a Pinehurst Benefit Plan) that is sponsored, maintained or contributed to by ClubCorp or any ERISA Affiliate of ClubCorp or any Pinehurst Entity and in which any Employee or Former Employee participates or is covered or with respect to which the Pinehurst Entities may have any liability.

“Permitted Encumbrances” means (i) Liens for Taxes, assessments and other governmental levies, fees or charges that are not due and payable as of the Closing Date or which are being contested by appropriate proceedings in a commercially reasonable manner; (ii) published zoning, municipal planning, building codes or other applicable Laws, rules, regulations, permits or ordinances regulating the use, development or occupancy of the Real Property or the activities conducted thereon; (iii) mechanic’s liens and similar Liens for labor, materials or supplies, which are not recorded against any of the Real Property and which are incurred in the Ordinary Course of Business, (iv) such imperfections or irregularities of title, if any, as (A) are not substantial in character, amount, or extent and do not materially detract from the value of the property subject thereto, (B) do not materially interfere with either the present or intended use of such property, and (C) do not or will not, individually or in the aggregate, materially interfere with the conduct or operation of the business of the Pinehurst Entities; (v) the Encumbrances set forth in Section 4.16(b) of the Disclosure Schedule; (vi) any other easement, right-of-way, encroachment, conflict, protrusion or other matter affecting the Real Property shown on the Surveys or other matter shown as an exception to title in the Title Commitments, which (x) is not the subject of a Title Objection Notice delivered within the time period required in Section 6.13, (y) is cured pursuant to Section 6.13 by causing the Title Company to insure over such matter but which matter is not otherwise removed as an Encumbrance affecting title to the Real Property or (z) becomes a Permitted Encumbrance pursuant to Section 6.13; and (vi) Liens granted in favor of PacLife pursuant to the terms of the New Loan Agreement.

“Person” means an individual, corporation, limited liability company, partnership (limited, general or otherwise), association, trust, business trust, unincorporated organization, or other entity or group.

“Pinehurst Benefit Plan” means each Benefit Plan that is sponsored or maintained solely by one or more Pinehurst Entities for the benefit of any of the Employees or Former Employees of such Pinehurst Entities.

“Pinehurst Loan” shall have the meaning for such term in the PacLife Loan Agreement.

“Purchaser Material Adverse Effect” means any effect, event, occurrence, development, circumstance, change or condition that is materially adverse to the Assets, business, financial condition or results of operations of Purchaser, taken as a whole, except to the extent that such effect results from (i) changes or conditions affecting economic or capital markets in the United States or internationally (which changes, in each case, do not affect ClubCorp in a substantially disproportionate manner as compared to other companies in the industry), (ii) changes or conditions affecting the industry in which Purchaser operates (which changes or conditions, in each case, do not affect Purchaser in a substantially disproportionate manner as compared to other companies in the industry), (iii) changes in any Laws or GAAP or the accounting rules and regulations of the SEC, (iv) the announcement of this Agreement or the transactions contemplated hereby or the identity of Purchaser, (v) any action or failure to act by Purchaser or any of its Affiliates, (vi) any outbreak of major or material worsening of hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, or (vii) any actions required under this Agreement to obtain any authorization or approval under applicable antitrust or competition Laws for the consummation of the transactions contemplated by this Agreement.

“Release” means, when used as a noun, any actual spilling, leaking, pumping, pouring, emitting, injecting, disposing or leaching of Hazardous Material into the environment (including ambient air, surface water, groundwater, land and surface or subsurface strata); and, when used as a verb, the occurrence of any Release.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Sellers’ Knowledge” means the actual knowledge of a fact, circumstance, event or other matter by Richard Beckert, Donald Padgett, Thomas Henslee, Dick Higginbotham, George Blonsky, Bradley Kocher, Harry Moulter, John Longstreet, John Beckert and Jeff Mayer, or the knowledge an individual in the same or similar position could be expected to discover or otherwise become aware of after reasonable inquiry regarding the accuracy of any representation or warranty contained in this Agreement.

“Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests.

“Tax” means (i) all taxes, levies, assessments, duties, imposts or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental, franchise or other governmental taxes or charges, imposed by any Governmental Entity responsible for the imposition of any such tax, including any interest, penalties or additions to tax applicable or related thereto, (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto), and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).

“Tax Return” means any report, return, statement, declaration, claim for refund, information return or other written information (including any related or supporting schedules, statements or information and amended returns) filed or required to be filed in connection with any Taxes, including the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2 List of Defined Terms. The following terms are used in this Agreement as defined in the Preamble, the Recitals, or the Articles or Sections set forth opposite such terms:

Defined Term	Reference
Accounts Receivable	Section 1.1
Accrued Employee Liabilities	Section 1.1
Acquisition Proposal	Section 1.1
Affiliate	Section 1.1
Agreement	Preamble
Ancillary Agreements	Section 1.1
Antitrust Laws	Section 6.4(c)
Arbitrator	Section 2.2(c)
Assets	Section 1.1
Associates Club Agreement	Section 8.2(d)(xi)
Balance Sheet Liabilities	Section 1.1
Base Purchase Price	Section 2.2(a)
Benefit Plan	Section 1.1
Blue Sky Laws	Section 1.1
Bookings	Section 1.1
Business	Section 1.1

Defined Term	Reference
Business Day	Section 1.1
Capital Expenditure Adjustment	Section 1.1
Cash Amount	Section 1.1
Centralized Services Agreement	Section 8.2(d)(ix)
CERCLA	Section 1.1
Closing	Section 2.6
Closing Balance Sheet	Section 2.2(c)
Closing Date	Section 2.6
ClubCorp	Preamble
ClubCorp Board	Recitals
ClubCorp Merger	Section 8.1(f)
ClubCorp Merger Agreement	Section 1.1
ClubCorp Stockholders Approval	Section 3.2
ClubCorp USA	Section 8.2(d)(x)
Code	Section 1.1
Commitment Fee	Section 1.1
Confidential Information	Section 10.2
Consulting and Shared Services Agreements	Section 8.2(d)(x)
Contract	Section 1.1
Converted Entities	Section 6.10
Copyrights	Section 4.14(f)
Disclosure Schedule	Section 1.1
Domain Names	Section 4.14(h)
Employee	Section 1.1
Employee Plans	Section 4.9(a)
Encumbrance	Section 1.1
Environmental, Health and Safety Requirements	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
Escrow Account	Section 1.1
Escrow Agent	Section 1.1
Escrow Agreement	Section 1.1
Escrow Amount	Section 1.1
Estimated Purchase Price	Section 2.2(b)
Estimated Purchase Price Certificate	Section 8.2(d)(vii)
Exchange Act	Section 1.1
Expenses	Section 1.1
Final Purchase Price	Section 2.2(d)
Financial Statements	Section 4.7(a)(i)
Former Employee	Section 1.1
GAAP	Section 1.1

Defined Term	Reference
Governmental Entity	Section 1.1
Guaranty Releases	Section 6.8
Hackers License Agreement	Section 8.2(d)(xv)
Hazardous Material	Section 1.1
HSR Act	Section 1.1
Hypothetical Estimated Purchase Price Certificate	Section 2.2(b)
Improvements	Section 1.1
Indebtedness	Section 1.1
Indebtedness Overage	Section 1.1
Intellectual Property	Section 1.1
Interests	Section 1.1
Interim Financial Statements	Section 4.7(a)(ii)
IRS	Section 1.1
Law	Section 1.1
Lien	Section 1.1
Liquidating Trust	Section 1.1
Major Parcels	Section 6.13(a)
Marks	Section 4.14(e)
Material Adverse Effect	Section 1.1
Material Contract, Material Contracts	Section 4.11
Member	Section 1.1
Membership	Section 1.1
Membership Agreement	Section 1.1
Monthly Financial Statements	Section 6.16
New Loan Agreement	Section 6.11
Order	Section 1.1
Ordinary Course of Business	Section 1.1
PacLife	Section 1.1
PacLife Loan Agreement	Section 1.1
Parent Benefit Plan	Section 1.1
Parties	Preamble
Patents	Section 4.14(d)
Permits	Section 4.6(a)
Permitted Encumbrances	Section 1.1
Person	Section 1.1
Pinehurst Benefit Plan	Section 1.1
Pinehurst Company	Preamble
Pinehurst Entity, Pinehurst Entities	Recitals
Pinehurst, Inc.	Recitals
Purchase Price	Section 2.2(a)
Purchase Price Calculation	Section 2.2(c)

Defined Term	Reference
Purchase Price Certificate	Section 8.2(d)(xvii)
Purchaser	Preamble
Purchaser Material Adverse Effect	Section 1.1
Real Property	Section 4.16(a)
Real Property Laws	Section 4.16(f)
Reciprocal License Agreement	Section 8.2(d)(xiii)
Release	Section 1.1
Restraint	Section 8.1(b)
SEC	Section 1.1
Securities Act	Section 1.1
Sellers’ Knowledge	Section 1.1
Society Reciprocal Membership Agreement	Section 8.2(d)(xii)
Special Committee	Recitals
Statement of Objections	Section 2.2(c)
Stockholders’ Representative	Section 6.22(a)
Straddle Period	Section 7.6(c)
Subsidiary	Section 1.1
Surveys	Section 6.13(b)
Tax	Section 1.1
Tax Return	Section 1.1
Team Championship Agreements	Section 8.2(d)(xiv)
Third-Party Approvals	Section 8.1(e)
Title Commitments	Section 6.13(a)
Title Company	Section 6.13(a)
Title Defects	Section 6.13(d)
Title Objection Notice	Section 6.13(d)
Title Policies	Section 6.13(c)
Trade Secrets	Section 4.14(g)
Transferred ClubCorp Employees	Section 6.15
WARN Act	Section 1.1

ARTICLE II

PURCHASE AND SALE OF THE INTERESTS

2.1 Purchase and Sale of the Interests. On and subject to the terms and conditions of this Agreement, Purchaser shall purchase from Pinehurst Company, and Pinehurst Company shall sell or shall cause its Affiliates to Purchaser, all of the Interests, free and clear of all Liens, for the consideration specified in this Article II.

2.2 Purchase Price.

(a) The aggregate purchase price to be paid for the Interests will be $325,000,000 (the “Base Purchase Price”):

(i) plus (A) the Cash Amount and (B) the Commitment Fee (provided that the Commitment Fee shall only be added to the Purchase Price if the New Loan Agreement is closed prior to or simultaneously with the Closing);

(ii) minus (A) the Balance Sheet Liabilities, and (B) the aggregate amount of any cash actually received (including insurance proceeds) by any of the Pinehurst Entities, ClubCorp or Pinehurst Company, or to be received by ClubCorp or any of its Affiliates other than the Pinehurst Entities, on account of any Assets sold, disposed of or rendered unusable (with the exception of Assets sold, disposed of or rendered unusable in the Ordinary Course of Business), at any time after the date of this Agreement and prior to the Closing; and

(iii) plus or minus the Capital Expenditure Adjustment (the Base Purchase Price, as adjusted, the “Purchase Price”).

(b) Set forth on Exhibit D hereto is a form of the Estimated Purchase Price Certificate, set forth in the form in which such certificate will be delivered prior to the Closing, that has been prepared by ClubCorp based on the financial statements of the Pinehurst Entities as of the end of the month immediately preceding the month in which this Agreement is signed, and, as if, the Closing had occurred on such date (the “Hypothetical Estimated Purchase Price Certificate”). At the Closing, Purchaser shall pay to Pinehurst Company, in the manner described in Section 2.5(a), an amount equal to the Purchase Price, as estimated by ClubCorp (including an estimate of the components of the Purchase Price) on the Estimated Purchase Price Certificate, and as accepted by Purchaser in its sole discretion (which acceptance shall be deemed an acceptance to use such determination for purposes of Closing but shall not be construed as an agreement with ClubCorp and Pinehurst Company as to the actual Purchase Price or any components thereof) not less than two (2) days prior to the Closing (the “Estimated Purchase Price”), minus the Escrow Amount.

(c) Within ten (10) days following the Closing Date, Purchaser shall deliver to the Stockholders’ Representative a balance sheet of the Pinehurst Entities (in its final and binding form, the “Closing Balance Sheet”), setting forth the components of the Purchase Price and a certificate setting forth the resulting Purchase Price calculated with reference thereto (in its final and binding form, together with the Closing Balance Sheet, the “Purchase Price Calculation”). The Closing Balance Sheet shall include all known adjustments required in a year-end closing of the books and shall be prepared based upon a balance sheet of the Pinehurst Entities prepared in accordance with GAAP. ClubCorp, Pinehurst Company and the Stockholders’ Representative shall cooperate as reasonably requested in connection with Purchaser’s preparation of the Purchase Price Calculation. During the ten (10)-day period immediately following the Stockholders’ Representative’s receipt of the Purchase Price Calculation, the Stockholders’ Representative and its agents shall be permitted to review the Pinehurst Entities’ books and records and the Pinehurst Entities’ working papers related to the preparation of the Purchase Price Calculation and determination of the Purchase Price. The

Purchase Price Calculation shall become final and binding upon the Parties ten (10) days following the Stockholders’ Representative’s receipt thereof unless the Stockholders’ Representative gives written notice of its disagreement (a “Statement of Objections”) to Purchaser prior to such date. Any Statement of Objections shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted and shall be delivered only if (and to the extent that) the Stockholders’ Representative reasonably and in good faith determines that the Purchase Price Calculation and the resulting Purchase Price calculated with reference thereto delivered by Purchaser has not been determined in accordance with the guidelines and procedures set forth in this Agreement. If a timely Statement of Objections is received by Purchaser, then the Purchase Price Calculation (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the Parties on the earliest of (x) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Statement of Objections, or (y) the date all matters in dispute are finally resolved in writing by the Arbitrator. During the 10 days following delivery of a Statement of Objections, the Parties shall seek in good faith to resolve in writing any differences that they have with respect to the matters specified in the Statement of Objections. If all differences are not resolved, at the end of the 10-day period referred to above, the Parties shall submit to a mutually satisfactory independent reputable consulting firm or a mutually satisfactory independent reputable accounting firm for review and resolution of all matters (but only such matters) that remain in dispute and that were properly included in the Statement of Objections. If the Parties are unable to mutually agree upon a consulting firm or an accounting firm, Purchaser and the Stockholders’ Representative shall select by lot a reputable accounting or consulting firm. The Parties shall instruct the consulting firm or accounting firm ultimately agreed upon or selected by lot under this Section 2.2(c) (the “Arbitrator”) to make a final determination of the components of the Purchase Price and the resulting Purchase Price calculated with reference thereto to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The Stockholders’ Representative, Purchaser, ClubCorp and Pinehurst Company will cooperate with the Arbitrator during the term of its engagement. The Stockholders’ Representative and the Parties shall instruct the Arbitrator not to assign a value to any item in dispute greater than the greatest value for such item assigned by Purchaser, on the one hand, or the Stockholders’ Representative, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or the Stockholders’ Representative, on the other hand. The Stockholders’ Representative and the Parties shall also instruct the Arbitrator to make its determination based solely on presentations by Purchaser and the Stockholders’ Representative that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Purchase Price Calculation and the determination of the components of the Purchase Price and the resulting Purchase Price calculated with reference thereto shall become final and binding on the Parties on the date the Arbitrator delivers its final resolution in writing to the Parties (which final resolution shall be requested by the Parties to be delivered not more than fifteen (15) days following submission of such disputed matters). The fees and expenses of the Arbitrator shall be borne by the Parties based upon the relative merits of their claims as determined by the Arbitrator.

(d) Promptly after the Purchase Price Calculation and the determination of the Purchase Price becomes final and binding on the Parties under Section 2.2(c) above, the Estimated Purchase Price shall be recalculated by giving effect to the final and binding components of the Purchase Price (as recalculated, the “Final Purchase Price”). If the Estimated Purchase Price is greater than the Final Purchase Price, then the Stockholders’ Representative shall direct the Escrow Agent to pay from the Escrow Account, in immediately available funds, the amount of such difference to Purchaser. After the distribution (if any) of such amount, the Stockholders’ Representative shall direct the Escrow Agent to pay the balance of the Escrow Account (if any) to the Exchange Agent for the benefit of the holders of ClubCorp stock immediately prior to the Closing, which shall be distributed to such stockholders as soon as reasonably practicable in the same manner as funds were distributed to such stockholders pursuant to the terms of the ClubCorp Merger Agreement. The Stockholders’ Representative may, but is not obligated to, report and withhold any Taxes as it determines may be required by any Law or regulation in effect at the time of any distribution. For the avoidance of doubt, neither ClubCorp, Pinehurst Company nor any of their Affiliates or current or former stockholders shall be required to pay any amount to Purchaser in connection with this Section 2.2(d).

2.3 Escrow Account. On the Closing Date, Purchaser shall pay the Escrow Amount to the Escrow Agent by wire transfer to the Escrow Account of immediately available funds in accordance with the terms of this Agreement, which funds will cover any amounts that may be owed by ClubCorp or Pinehurst Company under Section 2.2(d). Any payment to be made by or on behalf of Pinehurst Company pursuant to Section 2.2(d) shall be paid by release of funds to the Purchaser within five (5) Business Days after the date notice of any sums due and owing is given to the Escrow Agent by Purchaser and shall accordingly reduce the Escrow Amount.

2.4 Tax Treatment of Payments. Any payments made with respect to adjustments made pursuant to Section 2.2 shall be deemed to be, and each of the Parties agrees to treat such payments as, an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

2.5 Deliveries. At the Closing:

(a) (i) Purchaser shall pay to Pinehurst Company an amount equal to the Purchase Price (minus the Escrow Amount and the Indebtedness Overage), and (ii) Pinehurst, Inc. shall pay to Pinehurst Company, on behalf of Purchaser, an amount equal to the Indebtedness Overage, each in cash by wire transfer of immediately available funds to an account designated by ClubCorp or Pinehurst Company at least two (2) Business Days prior to the Closing Date;

(b) Purchaser shall pay to the Escrow Agent an amount equal to the Escrow Amount, in cash by wire transfer of immediately available funds to an account designated by the Escrow Agent at least two (2) Business Days prior to the Closing Date;

(c) Pinehurst Company shall deliver to Purchaser the certificates representing the Interests, if any, duly endorsed in blank or accompanied by duly executed interest assignments;

(d) ClubCorp and Pinehurst Company will deliver to Purchaser the various certificates, instruments and documents referred to in Section 8.2 below;

(e) Purchaser will deliver to ClubCorp and Pinehurst Company the various certificates, instruments and documents referred to in Section 8.3 below; and

(f) ClubCorp and Pinehurst Company shall deliver to Purchaser all corporate books and records and other property of the Pinehurst Entities in their possession.

2.6 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Thompson & Knight LLP, 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201 at 10:00 a.m. local time on such date as is mutually agreed to by the Parties (the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CLUBCORP AND PINEHURST

COMPANY

Each of ClubCorp and Pinehurst Company, jointly and severally, represents and warrants to Purchaser as follows with respect to ClubCorp and Pinehurst Company:

3.1 Existence and Good Standing. Each of ClubCorp and Pinehurst Company is a corporation organized, validly existing and in good standing under the Laws of the State of Delaware. Each of ClubCorp and Pinehurst Company has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed by it to be conducted, except where the failure to have such governmental approvals would not reasonably be expected to have a Material Adverse Effect. Each of ClubCorp and Pinehurst Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect.

3.2 Authority. Each of ClubCorp and Pinehurst Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by ClubCorp and Pinehurst Company and the consummation by ClubCorp and Pinehurst Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action. This Agreement has been duly authorized and validly executed and delivered by ClubCorp and Pinehurst Company and (assuming the valid authorization, execution and delivery of this Agreement by Purchaser) constitutes a legal, valid and binding obligation of ClubCorp and Pinehurst Company, enforceable against ClubCorp and Pinehurst Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the rights of creditors generally, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The affirmative vote of (x) the holders of a majority of all shares of the common stock of ClubCorp issued and outstanding on the record date set for the meeting of ClubCorp’s stockholders to adopt this Agreement and (y) the holders of a majority of all shares of the common stock of ClubCorp issued and outstanding on the record date set for the meeting of ClubCorp’s stockholders to adopt this Agreement who are not Affiliates of Purchaser is the only stockholders’ vote necessary to adopt this Agreement and approve the transactions contemplated hereby (the “ClubCorp Stockholders Approval”).

3.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by ClubCorp and Pinehurst Company do not, and the performance of this Agreement by ClubCorp and Pinehurst Company will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of ClubCorp or Pinehurst Company, (ii) assuming that all consents, approvals, authorizations and permits described in Sections 4.3(b) and 5.3(b) have been obtained and all filings and notifications described in Sections 4.3(b) and 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to ClubCorp or Pinehurst Company or by which any property or asset of ClubCorp or Pinehurst Company is bound or affected, or (iii) result in any breach of, constitute a default under, cause any loss of any material benefit under, or give to others any right of termination or cancellation pursuant to, any material Contract, bond, mortgage or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, losses or rights that would not reasonably be expected to have a Material Adverse Effect.

(b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity (other than filings, registrations, authorizations, consents and approvals, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) is required by or with respect to ClubCorp or Pinehurst Company in connection with the execution and delivery of this Agreement by ClubCorp or Pinehurst Company, or is necessary for the consummation by ClubCorp or Pinehurst Company of the transactions contemplated hereby except under the Exchange Act, the Securities Act, any applicable Blue Sky Laws or as otherwise set forth in Section 3.3(b) of the Disclosure Schedule.

3.4 Brokers’ Fees. Neither ClubCorp, Pinehurst Company nor any of their respective Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5 Interests. Pinehurst Company holds of record and owns beneficially all the Interests, free and clear of all restrictions on transfer (other than restrictions under the Securities Act and state securities Laws) or Liens. At the Closing, Pinehurst Company shall sell to Purchaser good title to the Interests, free and clear of all Liens. Neither ClubCorp nor Pinehurst Company is bound by any option, warrant, purchase right or other contract or commitment that could require ClubCorp or Pinehurst Company to sell, transfer or otherwise dispose of any Interests (other than this Agreement). Neither ClubCorp nor Pinehurst Company is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Interests. Assuming the accuracy of Purchaser’s representations in Section 5.6, the sale of the Interests to Purchaser shall be made in compliance with all federal and state securities Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CLUBCORP AND PINEHURST

COMPANY WITH RESPECT TO THE PINEHURST ENTITIES

Each of ClubCorp and Pinehurst Company, jointly and severally, represents and warrants to Purchaser as follows with respect to the Pinehurst Entities:

4.1 Existence and Good Standing.

(a) Each of the Pinehurst Entities has been organized, and is validly existing and in good standing, under the Laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Pinehurst Entities has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed by it to be conducted, except where the failure to have such governmental approvals would not reasonably be expected to have a Material Adverse Effect. Each of the Pinehurst Entities is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) None of the Pinehurst Entities holds an equity interest in any Person other than of a Pinehurst Entity. Except as set forth in Section 4.1(b)(i) of the Disclosure Schedule, Pinehurst Company is the direct or indirect owner of all of the issued and outstanding Interests of each of the Pinehurst Entities, and all of the Interests are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.1(b)(ii) of the Disclosure Schedule, all of the Interests of each of the Pinehurst Entities owned directly or indirectly by Pinehurst Company are free and clear of all restrictions on transfer (other than restrictions under the Securities Act and state securities Laws) or Liens (other than Permitted Encumbrances).

(c) ClubCorp and Pinehurst Company have made available to Purchaser copies of all certificates or articles of incorporation, bylaws and other organizational documents of each of the Pinehurst Entities, as currently in effect.

4.2 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement nor the performance of this Agreement by ClubCorp and Pinehurst Company will (i) conflict with or violate any provision of the constituent documents of the Pinehurst Entities, (ii) assuming that all consents, approvals, authorizations and permits described in Sections 3.3(b) and 5.3(b) have been obtained and all filings and notifications described in Sections 3.3(b) and 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Pinehurst Entities or by which any property or asset of any of the Pinehurst Entities is bound or affected, or (iii) result in any breach of, constitute a default under, cause any loss of any material benefit under, or give to others any right of termination or cancellation pursuant to, any material Contract, bond, mortgage or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, losses or rights that would not reasonably be expected to have a Material Adverse Effect.

(b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity (other than filings, registrations, authorizations, consents and approvals, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) is required by or with respect to the Pinehurst Entities in connection with the execution and delivery of this Agreement or is necessary for the consummation by the Pinehurst Entities of the transactions contemplated hereby except under the Exchange Act, the Securities Act, any applicable Blue Sky Laws or as otherwise set forth in Section 4.2(b) of the Disclosure Schedule.

4.3 Brokers’ Fees. Neither the Pinehurst Entities nor any of their respective Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.4 Capitalization of the Pinehurst Entities. Section 4.4 of the Disclosure Schedule sets forth for each of the Pinehurst Entities: (i) its name and jurisdiction of organization, (ii) the names and respective ownership interests of the holders thereof, and (iii) the amount and type of authorized and outstanding equity of each Pinehurst Entity as of the date hereof. Each Person so indicated on Section 4.4 of the Disclosure Schedule is and will be on the Closing Date the record and beneficial owners and holders of the equity interests of the Pinehurst Entities owned by each of them, free and clear of all restrictions on transfer (other than restrictions under the Securities Act and state securities Laws) or Liens (other than Permitted Encumbrances). There are no contracts relating to the issuance, sale or transfer of any equity securities or other securities of any of the Pinehurst Entities. None of the outstanding equity securities of each of the Pinehurst Entities was issued in violation of the Securities Act or any other Law.

4.5 Assets. The Pinehurst Entities have (or, with respect to those Assets on Exhibit B, will have as of the Closing) good and marketable title to the Assets (other than Assets leased by the Pinehurst Entities), free of all Liens other than Permitted Encumbrances. Assuming the execution of the Ancillary Agreements, the Assets include all assets that are necessary to permit the Pinehurst Entities to conduct the Business in substantially the same manner as such business is currently being conducted. Except as set forth on Section 4.5 of the Disclosure Schedule, as of the date of this Agreement, there are no unpaid bills for labor, services or work performed or rendered, or for materials or supplies furnished or delivered to a Pinehurst Entity, which are reasonably likely to result in the filing of mechanics’, materialmen’s or laborers’ Liens upon the Assets except for labor, services or work contracted, performed or rendered either in the Ordinary Course of Business (including in connection with capital expenditures made pursuant to the Planned Capital Expenditures Schedule) or otherwise specifically permitted under this Agreement. Since April 18, 2006 and prior to the date hereof, no Asset has been sold, disposed of or rendered unusable (with the exception of Assets sold, disposed of or rendered unusable in the Ordinary Course of Business).

4.6 Permits; Compliance with Law.

(a) Section 4.6(a) of the Disclosure Schedule contains a true and complete list of all material permits, licenses or other similar authorizations required, in accordance with the Laws of any Governmental Entity, in connection with the continued conduct of the Business (the “Permits”). A Pinehurst Entity is the authorized legal holder of each of the Permits. Each of the Permits is valid and in full force and effect, and each of the Pinehurst Entities has been and is in compliance in all material respects with the Permits. There exists no violation, suspension, revocation or non-renewal of any of the Permits that has not been cured or dismissed. No Governmental Entity has instituted any proceedings for the cancellation, non-renewal or modification of any of the Permits, and no such proceedings have been threatened in writing or, to the Sellers’ Knowledge, otherwise.

(b) Except as set forth on Section 4.6(b) of the Disclosure Schedule, (i) the Pinehurst Entities are in material compliance with, and for the past three (3) years have been in material compliance with, all Laws, and during the past three (3) years have received no notice of any material violation of any Laws, (A) that apply to the Pinehurst Entities or their operations, including those Laws relating to zoning and land use, product quality and safety, and employment and labor matters, or (B) with respect to which compliance is a condition of engaging in any aspect of conducting operations by the Pinehurst Entities.

(c) Except as set forth on Section 4.6(c) of the Disclosure Schedule, the Pinehurst Entities have not received any written notice of any violation of declaration of covenants, conditions or restrictions or other similar agreements recorded against the Real Property, and no such violation has been threatened, which has not been cured or dismissed and with which the non-compliance would result in a Material Adverse Effect.

4.7 Financial Statements.

(a) Section 4.7(a) of the Disclosure Schedule contains (i) unaudited balance sheets and statements of income, changes in shareholders’ equity and cash flows of the Pinehurst Entities as of the end of the fiscal year for 2005, 2004 and 2003 (the “Financial Statements”); and (ii) the unaudited statements of income, changes in shareholders’ equity and cash flows of each of the Pinehurst Entities (the “Interim Financial Statements”) as of and for the interim period ended July 11, 2006.

(b) Except as set forth on Section 4.7(a) of the Disclosure Schedule, the Financial Statements, the Interim Financial Statements and the Monthly Financial Statements fairly present (or will fairly present) in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Pinehurst Entities as at the respective dates of and for the periods referred to in such statements. Each of the Financial Statements, the Interim Financial Statements and the Monthly Financial Statements have been and will be prepared from and are in accordance with the Pinehurst Entities’ financial books and records. Notwithstanding the foregoing, the Interim Financial Statements and Monthly Financial Statements are subject to normal year-end adjustments, and the Financial Statements, the Interim Financial Statements and the Monthly Financial Statements lack footnotes.

4.8 Absence of Certain Changes and Events. Since December 31, 2005, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect. Except for (i) liabilities incurred in connection with this Agreement, the ClubCorp Merger Agreement or the transactions contemplated hereby or thereby, or (ii) as set forth in Section 4.8 of the Disclosure Schedule, since December 31, 2005, the Pinehurst Entities have conducted their respective businesses only in the Ordinary Course of Business and there has not been any:

(a) change in any of the Pinehurst Entities’ authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of the Pinehurst Entities or issuance of any security convertible into such capital stock;

(b) amendment to the organizational documents of the Pinehurst Entities;

(c) payment or increase by the Pinehurst Entities of any bonuses, salaries or other compensation to any director, officer or Employee or entry into any employment, severance or similar Contract with any director, officer or Employee, except as required by pre-existing Contracts or in the Ordinary Course of Business;

(d) adoption of, amendment to or increase in the payments to or benefits under any Employee Plan, except in the Ordinary Course of Business or as required by applicable Law;

(e) damage to or destruction or loss of any asset of the Business, whether or not covered by insurance, in which the amount with respect to the damage or destruction of such asset exceeded $50,000 individually;

(f) entry into, termination of or receipt of notice of termination of (i) any material Permit, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which any of the Pinehurst Entities is a party, or (ii) any Contract or transaction involving a total remaining commitment by any of the Pinehurst Entities of at least $75,000;

(g) sale (other than in the Ordinary Course of Business), lease or other disposition of any of the Pinehurst Entities’ Assets (including tangible assets and the Intellectual Property) or the creation of any Lien on any Asset of the Pinehurst Entities with an aggregate value of at least $25,000;

(h) cancellation or waiver of any claims or rights with a material value to any of the Pinehurst Entities;

(i) indication by any material supplier to any of the Pinehurst Entities of an intention to discontinue or change the terms of its relationship with the Pinehurst Entities;

(j) material change in the accounting methods used by the Pinehurst Entities; or

(k) agreement by the Pinehurst Entities to do any of the foregoing.

4.9 Employee Benefit Plans.

(a) Section 4.9(a) of the Disclosure Schedule sets forth a complete and accurate list of each Pinehurst Benefit Plan and each Parent Benefit Plan. With respect to each Pinehurst Benefit Plan and each Parent Benefit Plan, ClubCorp or Pinehurst Company has delivered or made available to Purchaser true, accurate and complete copies of the following documents: (i) the plan documents, including all amendments thereto, and related trust documents or documents comprising other funding arrangements, as applicable (or, with respect to any such plan that is unwritten, a written description of said plan); (ii) all collective bargaining agreements pursuant to which contributions to any Pinehurst Benefit Plan or Parent Benefit Plan are being made or obligations are owed by the Pinehurst Entities; (iii) the most recent summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other material written communications concerning personnel practices and procedures provided to Employees; (iv) the most recent report on Form 5500, including attachments, to the extent applicable; and (v) any affirmative action plans applicable to any Employee.

(b) Except to the extent disclosed on Section 4.9(b) of the Disclosure Schedule: (i) each of the Pinehurst Entities has performed all material obligations, whether arising by operation of Law or by contract, including ERISA and the Code, required to be performed by it in connection with the Pinehurst Benefit Plans, and, to the Sellers’ Knowledge, there have been no defaults or violations of Law, contract or tax qualification requirements with respect to the Pinehurst Benefit Plans or the Parent Benefit Plans that could result in material liability to the Pinehurst Entities; (ii) each Pinehurst Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by all applicable Laws in all material respects; (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Sellers’ Knowledge, contemplated or threatened against, or with respect to, any Pinehurst Benefit Plans, Parent Benefit Plans or their assets that could result in material liability to the Pinehurst Entities; (iv) all contributions required to be made to the Parent Benefit Plans and the Pinehurst Benefit Plans have been made timely; (v) there has been no termination or partial termination of any Pinehurst Benefit Plan within the meaning of Section 411(d)(3) of the Code; (vi) no act, omission or transaction has occurred which could result in the imposition on any Pinehurst Entity of (A) material liability for breach of fiduciary duty under Section 409 of ERISA, (B) a material civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA, or (C) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (vii) to the Sellers’ Knowledge, there is no matter pending with respect to any Parent Benefit Plans or Pinehurst Benefit Plans before the IRS or the Department of Labor that could result in material liability to the Pinehurst Entities; (viii) each Parent Benefit Plan and Pinehurst Benefit Plan may be unilaterally amended or terminated in its entirety without any liability or other obligation (other than accrued vested benefits or benefits otherwise protected by applicable Laws) on the Pinehurst Entities; and (ix) the Pinehurst Entities have no liabilities or other obligations, whether actual or contingent, under any Parent Benefit Plan or Pinehurst Benefit Plan for post-employment benefits of any nature (other than COBRA continuation coverage).

(c) None of ClubCorp, the Pinehurst Entities or any ERISA Affiliate of any Pinehurst Entity contributes to or has an obligation to contribute to, nor has at any time during the past six (6) years contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any Benefit Plan subject to Title IV of ERISA or Section 412 of the Code.

(d) With respect to the Parent Benefit Plans and the Pinehurst Benefit Plans, there exists no condition or set of circumstances in connection with the Pinehurst Entities that could be expected to result in liability reasonably likely to have a Material Adverse Effect on the Pinehurst Entities under ERISA, the Code or any other applicable Law. Except as set forth on Section 4.9(d) of the Disclosure Schedule, with respect to the Parent Benefit Plans and Pinehurst Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted or accrued in accordance with GAAP, on the financial statements of the Pinehurst Entities. Each of the Parent Benefit Plans and the Pinehurst Benefit Plans intended to be qualified under Section 401(a) of the Code either has received a current favorable determination letter from the IRS regarding such qualified status or is maintained under a prototype plan that has been approved by the IRS and with respect to which ClubCorp or the Pinehurst Entities may rely on the opinion letter issued to the prototype sponsor as to the qualified status of such Parent Benefit Plan or Pinehurst Benefit Plan, and each such plan has not been amended, operated or administered in a way which would adversely affect such qualified status.

(e) Except as disclosed on Section 4.9(e) of the Disclosure Schedule, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby, will result in any payment becoming due pursuant to a Parent Benefit Plan or a Pinehurst Benefit Plan to any Employee or Former Employee.

(f) No amounts payable or that could become payable under any Parent Benefit Plan or Pinehurst Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement or otherwise shall fail to be deductible by a Pinehurst Entity for Federal income tax purposes by reason of Section 280G of the Code.

4.10 Labor and Employment Matters.

(a) Except as disclosed on Section 4.10(a) of the Disclosure Schedule, none of the Pinehurst Entities is a party to or is presently negotiating any collective bargaining agreement or other labor agreement with any labor union or organization, and to the Sellers’ Knowledge (i) there is no certification petition pending, and there has been no certification petition filed within the previous two (2) years, before the National Labor Relations Board or other Governmental Entity concerning any of the Employees, and (ii) there is no organizational campaign, activity or proceeding by any labor organization (or representative thereof) or employee group (or representative thereof) to organize any of the Employees, and there have been no such campaigns, activities or proceedings within the previous two (2) years.

(b) Except as disclosed on Section 4.10(b) of the Disclosure Schedule, there is no pending or threatened unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Pinehurst Entities, and there have been no such charges or grievances within the previous two (2) years.

(c) Except as disclosed on Section 4.10(c) of the Disclosure Schedule, there is no strike, dispute, slowdown, work stoppage, lockout, or other labor controversy in effect, pending, or, to the Sellers’ Knowledge, threatened against or involving any of the Pinehurst Entities, and there have been no such strikes, disputes, slowdowns, work stoppages, lockouts, or other controversies within the previous two (2) years.

(d) Except as disclosed on Section 4.10(d) of the Disclosure Schedule, none of the Pinehurst Entities is a party to any employment or consulting Contract that cannot be terminated at will by and at no expense to the Pinehurst Entities.

(e) Except as disclosed on Section 4.10(e) of the Disclosure Schedule, there is no pending or, to the Sellers’ Knowledge, threatened charge, complaint, lawsuit, investigation, or proceeding in any forum or before any court, tribunal or Governmental Entity against the Pinehurst Entities by or on behalf of any Employee, Former Employee, applicant for employment, or to the Sellers’ Knowledge any Person claiming to have been or to be an Employee, or any classes of the foregoing, alleging breach of any express or implied contract of employment, any Law governing employment and employment practices, including equal employment opportunity, non-discrimination, non-harassment, terms and conditions of employment, wages, employment benefits, hours of work and overtime, labor relations, worker classification, occupational safety and health, employment-related immigration and authorization to work in the United States, notice of plant closings or mass layoffs, employee waivers of liability, and privacy of employee medical information and otherwise, and there have been no such charges, complaints, lawsuits, investigations, or other proceedings within the previous three (3) years.

(f) Except as disclosed on Section 4.10(f) of the Disclosure Schedule, none of the Pinehurst Entities is a party to, or otherwise bound by, any settlement, consent decree, Order, or injunction in respect to any of the Employees.

(g) Except as disclosed on Section 4.10(g) of the Disclosure Schedule, the Pinehurst Entities do not have and are not required to have an affirmative action plan and, with respect to any such plan, the Pinehurst Entities are in compliance with the terms of such plan, such plan complies with applicable Law, and there has been no audit of such plan by the Office of Federal Contract Compliance Programs or other Governmental Entity within the past three (3) years.

(h) Except as disclosed on Section 4.10(h) of the Disclosure Schedule, the Pinehurst Entities are, and have been within the previous three (3) years, in compliance with all applicable Laws respecting employment and employment practices, including equal employment opportunity, non-discrimination, non-harassment, terms and conditions of employment, wages, employment benefits, hours of work and overtime, labor relations, worker classification, occupational safety and health, employment-related immigration and authorization to work in the United States, notice of plant closings or mass layoffs, employee waivers of liability, and privacy of employee medical information and otherwise, except where the failure to be in such compliance would not have a Material Adverse Effect.

(i) Except as disclosed on Section 4.10(i) of the Disclosure Schedule, none of the Employees, Former Employees, or, to the Sellers’ Knowledge, Persons claiming to have been or be an Employee has a right to be recalled, reinstated, or restored to employment under any collective bargaining agreement, Law, contract, policy, or practice of the Pinehurst Entities.

(j) Except as disclosed on Section 4.10(j) of the Disclosure Schedule, none of the Employees has suffered an “employment loss” (as that term is defined under the WARN Act) since three (3) months before the Closing Date. To the extent there has been a “plant closing” or “mass layoff” (as each term is defined under the WARN Act) within the past three (3) years, the Pinehurst Entities have complied with all the requirements of the WARN Act and any applicable Law regarding notice to Employees.

(k) Except as disclosed on Section 4.10(k) of the Disclosure Schedule, the Pinehurst Entities have complied with the Older Workers’ Benefit Protection Act with respect to any waivers of liability under the Age Discrimination of Employment Act within the previous two (2) years, except where the failure to be in such compliance would not have a Material Adverse Effect.

(l) Except as disclosed on Section 4.10(l) of the Disclosure Schedule, the Pinehurst Entities have complied with the Health Insurance Portability and Accountability Act of 1996 and all other applicable Laws with respect to protected health information of Employees, except where the failure to be in such compliance would not have a Material Adverse Effect.

(m) Except as disclosed on Section 4.10(m) of the Disclosure Schedule, as of the date of this Agreement, there is no pending or, to the Sellers’ Knowledge, threatened proceeding, claim, suit, action, or investigation in respect to which any current or former director, officer, Employee, Former Employee or agent of the Pinehurst Entities is or may be entitled to claim indemnification from any of the Pinehurst Entities.

(n) Except as disclosed on Section 4.10(n) of the Disclosure Schedule, the Pinehurst Entities have timely paid or properly accrued for in the financial statements of the Pinehurst Entities, and will timely pay and accrue for through the Closing Date, all wages, salaries, commissions, bonuses, severance pay, benefits (including vacation, sick leave and any other paid leave) and other compensation or remuneration to Employees and Former Employees for or on account of employment.

(o) Section 4.10(o) of the Disclosure Schedule lists, as of August 11, 2006, by name, position or job title, and current annual salary and bonus paid, each Employee of the Pinehurst Entities and their respective status (i.e., whether active or on leave of absence).

(p) Except as set forth on Section 4.10(p) of the Disclosure Schedule, no severance payment, stay-on or incentive payment, change-in-control payment, vacation or other paid leave payment, or similar payment or obligation will be owed by the Pinehurst Entities to any of their directors, officers, Employees, Former Employees, agents, or consultants upon consummation of, or as a result of, the transactions contemplated by this Agreement, nor will any such director, officer, Employee, Former Employee, agent, or consultant be entitled to any such payments as a result of the transactions or at-will employment status contemplated by this Agreement.

4.11 Material Contracts. Set forth on Section 4.11 of the Disclosure Schedule is a list of each of the following agreements to which any Pinehurst Entity is a party or bound (each, a “Material Contract” and collectively, the “Material Contracts”):

(a) Any Contract for or relating to any Indebtedness incurred by a Pinehurst Entity in excess of $75,000 or requiring payments in excess of $75,000;

(b) Any guaranty, direct or indirect, by any of the Pinehurst Entities of any obligation for borrowings, advances, goods or services purchased or otherwise, excluding endorsements made for collection in the Ordinary Course of Business;

(c) Any Contract made other than in the Ordinary Course of Business and calling for future payments in excess of $75,000 in the aggregate which is not terminable by the Pinehurst Entities upon less than 90 days’ notice without penalty;

(d) Any Contract, including any employment, confidentiality, non-disclosure, non-competition, non-solicitation, compensation, commission, bonus, loan or severance arrangements, with any Employee;

(e) Any Contract with any consultant, advisor or sales representative calling for future guaranteed payments in the aggregate in excess of $25,000 annually that is not terminable (without penalty) on 60 days or less notice;

(f) Any Contract with a term in excess of one (1) year and providing for future annual payments aggregating in excess of $75,000 that is not terminable (without penalty) on 90 days or less notice;

(g) Any settlement agreement or consent decree in respect to any Employee or Former Employee, the terms and conditions of employment of any Employee or Former Employee, or the working conditions of any Employee or Former Employee other than any such agreement providing solely for the payment of monetary damages which was entered into and fully performed prior to the date hereof;

(h) Any agreement under which any Pinehurst Entity licenses Intellectual Property to, or licenses Intellectual Property from, a third Person, but excluding any licenses of commercially available, off-the-shelf software programs or licenses purchased or licensed for less than a total cost of $25,000;

(i) Any Contract that forms a partnership, joint venture or similar entity;

(j) Any Contract relating to the generation, use, treatment, transport, storage, handling, Release or disposal of any Hazardous Material;

(k) Any Contract with any Governmental Entity that currently is binding on, or restricts the actions of, any of the Pinehurst Entities with respect to the Real Property;

(l) Any Contract in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any Person other than any such agreement providing solely for the payment of monetary damages which was entered into and fully performed prior to June 30, 2006;

(m) Any material rebate, volume discount, price reduction or similar right given by any of the Pinehurst Entities;

(n) Any Contract with any labor union or other employee representative of a group of Employees;

(o) Any Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Pinehurst Entities with any other Person;

(p) Any Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Pinehurst Entity to be responsible for consequential damages;

(q) Any written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by any Pinehurst Entity, other than in the Ordinary Course of Business; and

(r) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

ClubCorp or Pinehurst Company has delivered or made available to Purchaser an accurate and correct and complete copy of each of the Material Contracts, and has provided Purchaser with written summaries of all Material Contracts that are unwritten (if any). With respect to each of the Material Contracts, (i) the agreement is legal, valid, binding, enforceable and in full force and effect in all material respects, subject only to the effect, if any, of (A) applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the rights of creditors generally, and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies, (ii) the Pinehurst Entities are, and at all times since December 31, 2005 have been, in material compliance with all applicable terms and requirements of each Material Contract, and, to the Sellers’ Knowledge, all other parties to each Material Contract are, and at all times since December 31, 2005 have been, in material compliance with all applicable terms and requirements of each Material Contract, (iii) to the Sellers’ Knowledge, no event has occurred that, with notice or lapse of time, would constitute a material breach or default, or permit termination, modification or acceleration under such Material Contract, (iv) to the Sellers’

Knowledge, no Party has repudiated any material provision of such Material Contract, (v) no notices of termination or cancellation thereof have been given or received by ClubCorp, Pinehurst Company or the Pinehurst Entities, and (vi) to the Sellers’ Knowledge, there are no material unresolved disputes involving the Pinehurst Entities under any Material Contract.

4.12 Litigation.

(a) Except as set forth on Section 4.12(a) of the Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the Sellers’ Knowledge, threatened against ClubCorp, Pinehurst Company or the Pinehurst Entities (nor is there any basis for such to exist) which, if adversely determined, (i) would delay, prevent, make illegal or otherwise interfere with the consummation of the transactions contemplated by this Agreement, or (ii) would have a Material Adverse Effect, and which has not been cured or dismissed.

(b) Except as set forth on Section 4.12(b) of the Disclosure Schedule, (i) there is no Order to which any of the Pinehurst Entities is subject, and (ii) to the Sellers’ Knowledge, no officer, director, agent or Employee of any of the Pinehurst Entities is subject to any Order that prohibits such officer, director, agent or Employee from engaging in or continuing any conduct, activity or practice relating to the Business.

4.13 Environmental, Health, and Safety Matters.

(a) Except as set forth on Section 4.13(a) of the Disclosure Schedule, the Pinehurst Entities are in compliance with all applicable Environmental, Health and Safety Requirements, except for such noncompliance as would not have a Material Adverse Effect.

(b) Except as set forth on Section 4.13(b) of the Disclosure Schedule, since July 1, 2003, none of the Pinehurst Entities has received any written notice regarding any actual or alleged violation of applicable Environmental, Health and Safety Requirements, or any liabilities or potential liabilities arising under applicable Environmental, Health and Safety Requirements, (including any investigatory, remedial or corrective obligations relating to the Pinehurst Entities arising under applicable Environmental, Health and Safety Requirements).

(c) Except as set forth on Section 4.13(c) of the Disclosure Schedule, none of the Pinehurst Entities has generated, placed, deposited, treated, managed, stored, Released, transported, or disposed of any Hazardous Material, except in material compliance with applicable Environmental, Health and Safety Requirements.

(d) Except as set forth on Section 4.13(d) of the Disclosure Schedule and to the Sellers’ Knowledge, none of the Real Property is contaminated by Hazardous Materials above remediation levels in applicable Environmental, Health and Safety Requirements.

(e) Except as set forth on Section 4.13(e)(i) of the Disclosure Schedule, each of the Pinehurst Entities has received, and is in material compliance with, all permits and licenses required under any applicable Environmental, Health and Safety Requirements to conduct their business or use the Real Property. Except as set forth on Section 4.13(e)(ii) of the Disclosure Schedule, all such permits and licenses are currently in effect.

(f) Except as set forth on Section 4.13(f) of the Disclosure Schedule and to the Sellers’ Knowledge, there are no circumstances, conditions, contamination, events or incidents that could reasonably form the basis of any liability arising under applicable Environmental, Health and Safety Requirements with respect to the Real Property that would have a Material Adverse Effect.

(g) Except as set forth on Section 4.13(g) of the Disclosure Schedule, other than notices that have been fully complied with or that have been withdrawn or that do not require any response, none of the Pinehurst Entities has received any written notice from any Governmental Entity or any other Person (i) requesting information regarding the Release, threatened Release or presence of any Hazardous Material, (ii) requiring removal, remediation or a response action with respect to the Release, threatened Release or presence of any alleged Hazardous Material, or (iii) informing of any pending or contemplated inspection, assessment or investigation for the Release, threatened Release or presence of any alleged Hazardous Material.

(h) Except as set forth on Section 4.13(h) of the Disclosure Schedule and to the Sellers’ Knowledge, there are no tanks or other structures used to store, treat, or otherwise manage a Hazardous Material on, at, or under any of the Real Property.

(i) Except as set forth on Section 4.13(i) of the Disclosure Schedule and to the Sellers’ Knowledge, no PCBs or transformers, capacitors, ballasts, or other equipment that contain dielectric fluid containing PCBs and that are owned and operated by the Pinehurst Entities are located on the Real Property.

(j) Except as set forth on Section 4.13(j) of the Disclosure Schedule and to the Sellers’ Knowledge, there are no environmental Liens based on Environmental, Health and Safety Requirements that prevent or limit the residential use of any portion of the Real Property or the development thereof for residential purposes.

(k) Except as set forth on Section 4.13(k) of the Disclosure Schedule and to the Sellers’ Knowledge, no water wells or groundwater monitoring wells are located on any portion of the Real Property.

(l) This Section 4.13 contains the sole and exclusive representations and warranties of ClubCorp and Pinehurst Company with respect to any environmental, health or safety matters, including any arising under any Environmental, Health and Safety Requirements.

4.14 Intellectual Property.

(a) For all licenses and contracts related to Intellectual Property identified on Section 4.11 of the Disclosure Schedule, ClubCorp and Pinehurst Company have provided to Purchaser accurate and complete copies of all such licenses and contracts, along with information regarding any royalties paid or received by ClubCorp or Pinehurst Company for such. There are no outstanding, and to the Sellers’ Knowledge, no threatened disputes with respect to any such contract.

(b) Except as set forth on Section 4.14(b)(i) of the Disclosure Schedule and assuming the execution of the Ancillary Agreements, the Intellectual Property constitutes all of the intellectual property that is necessary to permit the Pinehurst Entities to conduct the Business in substantially the same manner as such business is currently being conducted. Except as set forth on Section 4.14(b)(ii) of the Disclosure Schedule, either ClubCorp, Pinehurst Company or a Pinehurst Entity is the owner or licensee of all right, title and interest in and to the Intellectual Property items listed, free and clear of all Liens, and has the right to use without any ongoing payment to any third party.

(c) To Sellers’ Knowledge, no former or current employee of ClubCorp, Pinehurst Company or a Pinehurst Entity possesses any right in or to any inventions or original works of authorship that relate to or were created for ClubCorp, Pinehurst Company or a Pinehurst Entity with respect to the Business.

(d) Section 4.14(d) of the Disclosure Schedule is a complete and accurate list of all patents owned by ClubCorp, Pinehurst Company or the Pinehurst Entities in connection with the operation of the Business (the “Patents”), including a designation of which Person owns each such Patent. All issued Patents, if any, are currently in compliance with formal legal requirements (including filing and maintenance fees), are valid and enforceable, and are not subject to any fees or Taxes falling due within ninety (90) days after Closing Date. All products made, used, or sold under any Patent listed on Section 4.14(d) of the Disclosure Schedule are marked with the proper patent notice. No Patent is or has been involved in any interference, reissue, reexamination or opposition proceeding. To the Sellers’ Knowledge, no Patent has infringed or is alleged to infringe any proprietary right of any third party, and to the Sellers’ Knowledge, no third party is currently infringing or has infringed any of the Patents.

(e) Section 4.14(e) of the Disclosure Schedule is a complete and accurate list of all registered trademarks and service marks owned or used or held for use by ClubCorp, Pinehurst Company or the Pinehurst Entities in connection with the operation of the Business (“Marks”), including a designation of which Person owns each such Mark. The Marks are currently in compliance with all formal Laws (including all timely post-registration filings and renewals), are valid and enforceable, and are not subject to any fees or Taxes falling due within ninety (90) days after Closing Date. To the Sellers’ Knowledge, all products and materials bearing the federally registered Marks bear the proper federal registration notice, where permitted by Law. Except for marks specifically noted on Section 4.14(e) of the Disclosure Schedule, no Mark has been or is now involved in any opposition or cancellation proceeding, and to the Sellers’ Knowledge there is no current threat of such proceeding with respect to any of the Marks. To the Sellers’ Knowledge, no third party is infringing any of the Marks, and no Mark has infringed or is alleged to infringe any trademark, service mark, trade name of any third party.

(f) Section 4.14(f) of the Disclosure Schedule is a complete and accurate list of all registered copyrights (“Copyrights”) for original works of authorship which have been registered with the Copyright Office by ClubCorp, Pinehurst Company or the Pinehurst Entities in connection with the operation of the Business, including a designation of which Person owns each such Copyright. No Copyright is infringed or, to the Sellers’ Knowledge, has been challenged or threatened. To the Sellers’ Knowledge, none of the subject matter of the Copyrights currently infringes or alleges to infringe any copyright of any third party or is a derivative work based upon the work of any other third party.

(g) With respect to ClubCorp’s, Pinehurst Company’s and the Pinehurst Entities’ confidential information and trade secrets that are held in connection with the operation of the Business, including membership lists (collectively, “Trade Secrets”), ClubCorp and Pinehurst Company have taken all reasonable precautions to protect the secrecy, confidentiality and value of all such Trade Secrets. Furthermore, no Trade Secret is currently subject to any adverse claim or, to the Sellers’ Knowledge, has been challenged or has infringed or infringes the intellectual property rights of any third party.

(h) Section 4.14(h) of the Disclosure Schedule is a complete and accurate list of all registered Internet domain names (“Domain Names”) owned by ClubCorp, Pinehurst Company, the Pinehurst Entities or any of their Affiliates in connection with the operation of the Business, including a designation of which Person owns each such Domain Name. All Domain Names were registered, have been used, and are currently in use in good faith and none has been involved in any domain name dispute or lawsuit or trademark infringement proceeding. To the Sellers’ Knowledge, no Domain Name infringes or is alleged to infringe the trademark or any other proprietary right of any third party.

4.15 Taxes.

(a) Except as set forth on Section 4.15(a) of the Disclosure Schedule, the Pinehurst Entities have filed on a timely basis all income Tax Returns and reports and all other Tax Returns and reports with respect to Taxes that it was required to file. All such Tax Returns and reports were correct and complete in all material respects.

(b) Except as set forth on Section 4.15(b) of the Disclosure Schedule, all Taxes related to any period prior to the Closing Date which would be delinquent if unpaid by any of the Pinehurst Entities at Closing, and, if any such Taxes are payable in installments, any such installment which would otherwise be payable after the Closing Date, will be paid in full.

(c) Except as set forth on Section 4.15(c) of the Disclosure Schedule, none of the Pinehurst Entities is currently the beneficiary of any extension of time within which to file any Tax Return.

(d) Except as set forth on Section 4.15(d) of the Disclosure Schedule, there are no Liens (other than Permitted Encumbrances) on the Assets of any of the Pinehurst Entities that arose in connection with any failure (or alleged failure) to pay any Tax, and, to the Sellers’ Knowledge, there is no basis for assertion of any claims attributable to Taxes payable by any of the Pinehurst Entities which, if adversely determined, would result in any such Lien.

(e) Except as set forth on Section 4.15(e) of the Disclosure Schedule, each of the Pinehurst Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, shareholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(f) Except as set forth on Section 4.15(f) of the Disclosure Schedule, there is no material dispute or claim concerning any Tax liability of the Pinehurst Entities either claimed or raised by any Governmental Entity in writing, and none of the Pinehurst Entities is currently contesting any Taxes.

(g) Except as set forth on Section 4.15(g) of the Disclosure Schedule, no claim has been made by a Governmental Entity in a jurisdiction where the Pinehurst Entities do not currently file Tax Returns that they are or may be subject to taxation by that jurisdiction nor, to the Sellers’ Knowledge, has any such assertion of jurisdiction is threatened.

(h) ClubCorp and Pinehurst Company have delivered to Purchaser true, correct and complete copies of all Tax Returns, audit and examination reports, and statements of deficiencies filed by, assessed against or agreed to by the Pinehurst Entities for all taxable periods and will deliver to Purchaser any such documents received on or before the Closing Date immediately upon receipt.

(i) There are no Tax rulings, requests for rulings or closing agreements with any Governmental Entity with respect to any of the Pinehurst Entities.

(j) Except as set forth on Section 4.15(j) of the Disclosure Schedule, the Pinehurst Entities (i) are not, and never have been, a party to, bound by or subject to any Tax allocation or Tax sharing agreement (or similar agreement); (ii) have no current or potential contractual obligation to indemnify any other Person with respect to Taxes; and (iii) are not parties to any joint venture, partnership, contract or other arrangement that is treated (or could be treated) as a partnership for U.S. federal income tax purposes.

(k) No power of attorney with respect to any matter relating to Taxes of any of the Pinehurst Entities will be in effect after the Closing Date.

(l) No waiver or extension of any statute of limitation as to any Tax matter has been given or requested from any of the Pinehurst Entities.

4.16 Real Property.

(a) Section 4.16(a) of the Disclosure Schedule sets forth the common street address and/or parcel identification number of each parcel of real property owned by the Pinehurst Entities (the “Real Property”).

(b) Except for rights granted pursuant to the PacLife Loan Agreement and as set forth on Section 4.16(b) of the Disclosure Schedule, with respect to each parcel of Real Property:

(i) Each of the Pinehurst Entities has good and marketable fee simple title to the Real Property, free and clear of all Liens except for Permitted Encumbrances and any other matters shown on the Surveys or Title Commitments;

(ii) No Pinehurst Entity has leased or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof (other than pursuant to the Membership Agreements); and

(iii) There are no outstanding options, rights of first offer or rights of first refusal to purchase the Real Property or any portion or interest therein.

(c) No Pinehurst Entity leases or subleases from any Person or otherwise uses or occupies pursuant to any license, concession or other agreement (written or oral), any real property.

(d) Except as set forth on Section 4.16(d) of the Disclosure Schedule, there are no facts or conditions affecting any of the Improvements to the Real Property that would, individually or in the aggregate, cause a Material Adverse Effect with respect to the use or occupancy of the Improvements or any portion thereof.

(e) Except as set forth on Section 4.16(e) of the Disclosure Schedule, no condemnation proceedings related to the Real Property are pending or, to the Sellers’ Knowledge, threatened.

(f) Except as set forth on Section 4.16(f) of the Disclosure Schedule, the Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, and with all insurance requirements affecting the Real Property (the “Real Property Laws”), and no Pinehurst Entity has received any written notice of violation of any Real Property Law and, to the Sellers’ Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(g) The Real Property connected to and serviced by water, solid waste and sewage disposal, drainage, gas, telephone and electric services and facilities which are adequate for the present use of the Real Property and, since January 1, 2000, no Pinehurst Entity has received any written notice from any Governmental Entity regarding the termination of the availability of water, sewer, electric or telephone service to the Real Property. To the Sellers’ Knowledge, no circumstance or event currently exists that would be likely to lead to the termination of or material reduction in said service.

(h) The present zoning of the Real Property permits the current use thereof (including the sale and consumption of alcoholic beverages). To the Sellers’ Knowledge, there exists no judicial, quasi-judicial, administrative or other proceeding that might adversely affect the validity of such zoning. To the Sellers’ Knowledge, there is no fact or circumstance or threatened action or proceeding that could result in a modification or the termination of such zoning.

(i) To the Sellers’ Knowledge, no portion of the Real Property is or has been used as a graveyard.

(j) There have been no:

(i) commitments by the Pinehurst Entities to any Governmental Entity, utility company, school board, church or other religious body, or any homeowner or homeowners’ association, or any other organization, group or individual, including Members, relating to the Real Property which would impose an obligation upon Purchaser or its successors or assigns to make any contribution or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Real Property; or

(ii) written notices received by any Pinehurst Entity which included requirements imposed by any Governmental Entity that the Pinehurst Entities, or any subsequent owner of the Real Property pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with any development of the Real Property or any part thereof after the Closing, excluding any regular or nondiscriminatory local real estate or school Taxes assessed against the Real Property.

(k) All permits and licenses required by Law for the irrigation of the golf courses located on the Real Property as they presently exist have been obtained, and there are no conditions, restrictions or limitations concerning the use of the water except as may be disclosed in such permits and licenses.

4.17 Membership.

(a) Attached hereto as Section 4.17(a) of the Disclosure Schedule is a complete list of the Members as of July 25, 2006, including (i) the Member’s name and (ii) the type of Membership.

(b) Except as set forth on Section 4.17(b) of the Disclosure Schedule, no written or, to the Sellers’ Knowledge, oral representations or statements have been made by any of the Pinehurst Entities to any Member that (i) any Member has a right to participate in the ownership, management, or operation of the Assets, or (ii) any Member has a right to share in any profits from the sale of the Interests as contemplated by this Agreement.

(c) Except as set forth in Section 4.17(c) of the Disclosure Schedule, there are no oral or written representations, covenants, restrictions or agreements (including any rule, regulation or bylaw relating to Membership), whether express or implied, made to any Member which shall be binding upon any of the Pinehurst Entities as of the Closing concerning (i) the total allowable number of Members or classes of Membership, (ii) the qualifications or approval required for new Members, (iii) the amount of initiation fees or deposits, monthly dues, court fees, green fees or other fees to be charged to the Members, or (iv) the rights of Members to any portion of the Assets or to any Membership in any club established in connection with the Assets.

(d) Except as set forth on Section 4.17(d) of the Disclosure Schedule, no Member has been charged a fee to enroll or participate in the “Associate Club” program operated by Associate Clubs International.

4.18 Insurance. Section 4.18 of the Disclosure Schedule sets forth a correct and complete list of each material insurance policy maintained by, or on behalf of, the Pinehurst Entities. Since January 1, 2003, there exists no written nor, to the Sellers’ Knowledge, oral or otherwise, cancellation, suspension or coverage refusal with respect to any material insurance policy maintained by, or on behalf of, the Pinehurst Entities.

4.19 Books and Records. The minute books of the Pinehurst Entities, all of which have been made available to Purchaser, contain accurate and complete records, in all material respects, of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of each of the Pinehurst Entities, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

4.20 Accounts Receivable. All Accounts Receivable that are reflected on the books and records of the Pinehurst Entities as of the Closing Date represent or will represent valid obligations. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the books and records of the Pinehurst Entities as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Pinehurst Entities. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Section 4.20 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of August 11, 2006, which list sets forth the aging of each such Account Receivable.

4.21 Fairness Opinion. The ClubCorp Board and the Special Committee has received, or shall have received prior to the execution of the ClubCorp Merger Agreement, from Houlihan Lokey Howard & Zukin or another financial advisor chosen and appointed by the ClubCorp Board and the Special Committee, an opinion that the transactions contemplated by this Agreement and the Purchase Price to be delivered hereunder are fair to ClubCorp and its stockholders (other than Purchaser and its Affiliates) from a financial point of view.

ARTICLE V

REPRESENTATION AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to ClubCorp and Pinehurst Company as follows:

5.1 Existence and Good Standing. Purchaser is a limited partnership organized, validly existing and in good standing under the Laws of the State of Texas. Purchaser has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed by it to be conducted, except where the failure to have such governmental approvals would not reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser does not have any Subsidiaries.

5.2 Authority. Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action. No other proceedings on the part of Purchaser are required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Purchaser and (assuming the valid authorization execution and delivery of this Agreement by ClubCorp and Pinehurst Company) constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, (i) conflict with or violate any provision of the Agreement of Limited Partnership of Purchaser, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or affected, or (iii) result in any breach of, constitute a default under, cause any loss of any material benefit under, or give to others any right of termination or cancellation pursuant to, any material Contract, bond, mortgage or permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, losses or rights that would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity (other than filings, registrations, authorizations, consents and approvals, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect) is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or is necessary for the consummation by Purchaser of the transactions contemplated hereby except under the Exchange Act, the Securities Act, any applicable Blue Sky Laws or as otherwise set forth in Section 5.3(b) of the Disclosure Schedule.

5.4 Brokers’ Fees. Neither Purchaser nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which ClubCorp or Pinehurst Company could become liable or obligated.

5.5 Financing. From and after the execution of the ClubCorp Merger Agreement, Purchaser will have cash available to pay the Purchase Price as contemplated hereby.

5.6 Investment. Purchaser is acquiring the Interests for its own account for investment purposes and without any view to the sale or distribution thereof in contravention of securities Laws. Purchaser understands that the sale of the Interests has not been registered under the Securities Act and therefore the Interests cannot be resold unless registered thereunder or unless an exemption from such registration is available.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1 Conduct of Business by the Pinehurst Entities Pending the Closing. ClubCorp and Pinehurst Company agree that, between the date of this Agreement and the earlier of the Closing Date and the date of termination of this Agreement, except as specifically permitted by any other provision of this Agreement, unless Purchaser shall otherwise agree in writing or as required by applicable Law, ClubCorp and Pinehurst Company will cause each of the Pinehurst Entities to, (i) conduct its operations in all material respects in the Ordinary Course of Business, and (ii) keep all of the Assets substantially in working condition and good order and repair, normal wear, tear and retirements excepted. Without limiting the foregoing, and as an extension thereof, other than (A) as specifically permitted by any other provision of this Agreement, (B) in connection with ClubCorp Merger, and (C) as set forth on Section 6.1 of the Disclosure Schedule, ClubCorp and Pinehurst Company agree that they shall not, and shall not permit any of the Pinehurst Entities to, between the date of this Agreement and the Closing Date, directly or indirectly, do, or agree to do, any of the following without Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless required by applicable Law:

(a) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof with a value or purchase price in excess of $1,000,000, or enter into any agreement providing for any merger, acquisition, divestiture or similar transaction;

(b) sell, lease, license or otherwise dispose of any of its properties or Assets, other than (i) dispositions of equipment that is no longer used or useful, (ii) sales of Assets in the Ordinary Course of Business, and (iii) sales, leases, licenses or dispositions of Assets with a fair market value not in excess of $250,000 in respect of any one asset and not in excess of $1,000,000 in the aggregate;

(c) amend or propose to amend any Pinehurst Entity’s respective constituent documents;

(d) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests;

(e) split, combine or reclassify any outstanding equity;

(f) issue, sell, authorize, or agree to the issuance or sale of, any equity of, or any options, warrants or rights of any kind to acquire any equity of, or any securities convertible into or exchangeable for any equity of, any Interests of the Pinehurst Entities;

(g) (i) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer, or Employee of any of the Pinehurst Entities, (ii) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, executive officer, or Employee of the Pinehurst Entities, (iii) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase the compensation, bonus or other benefits of current or former directors, executive officers, or Employees of the Pinehurst Entities other than in the Ordinary Course of Business, or (v) adopt or establish any new employee benefit plan or amend any existing employee benefit plan, except as may be required by, or in order to facilitate compliance with, Law;

(h) (i) make any material Tax election except in the Ordinary Course of Business and consistent with past practice; (ii) change in any material respect any accounting method in respect of Taxes; and (iii) settle any material Tax claim, action or proceeding, except (A) settlements in the Ordinary Course of Business consistent with past practice, or (B) settlements of any matters for an amount equal to or less than the amount of reserves for such matter existing as of the date hereof in accordance with GAAP;

(i) other than the New Loan Agreement, incur any Indebtedness (other than capitalized lease obligations permitted by clauses (l) or (n) below) in excess of $1,000,000 or which may not be prepaid without penalty, or modify the terms of any existing Indebtedness of the Pinehurst Entities, except in the ordinary course consistent with past practice;

(j) assume, guarantee or endorse the obligations of any other Person, or, subject to clause (m) below, make any loans, advances, investments in or capital contributions to any Person, except (i) by any Pinehurst Entity to or for the benefit of any other Pinehurst Entity, or (ii) for those not in excess of $1,000,000 in the aggregate;

(k) except pursuant to the terms of any existing Indebtedness of any Pinehurst Entity, create or assume any material Lien on any material asset;

(l) other than pursuant to the Planned Capital Expenditures Schedule, make or commit to make capital expenditures in excess of $1,000,000 in the aggregate after the date of this Agreement, except in the Ordinary Course of Business;

(m) make any loans or advances (other than routine expense advances and draws to Employees consistent with past practice) to any officer, director or Employee, or forgive or discharge in whole or in part any outstanding loans or advances, or otherwise modify any loan previously granted to any such Person;

(n) amend, terminate or modify any Material Contract, or enter into any Contract that would have been a Material Contract if it were in effect on the date hereof involving consideration or other obligation in excess of $50,000 annually, except in the Ordinary Course of Business;

(o) knowingly take, or agree to commit to take, any action the result of which would be or reasonably and foreseeably likely to prevent the consummation of the transactions hereby on or before the date this Agreement is terminated; or

(p) agree to take any of the actions described in subsections (a) through (o) of this Section 6.1.

Nothing contained in this Agreement shall give Purchaser, directly or indirectly, rights to control or direct the operations of the Pinehurst Entities or otherwise prior to the Closing Date. Prior to the Closing Date, ClubCorp and Pinehurst Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Pinehurst Entities.

6.2 Access to Information. From the date of this Agreement to the earlier of the Closing Date or the date of the termination of this Agreement, to the extent permitted by applicable Law and confidentiality obligations of ClubCorp, Pinehurst Company and the Pinehurst Entities, ClubCorp and Pinehurst Company shall cause the Pinehurst Entities and their representatives to, (i) provide to Purchaser and Purchaser’s representatives reasonable access, at reasonable times upon prior notice, to the officers, Employees, agents, properties, offices and other facilities of the Pinehurst Entities and to the books and records thereof, and (ii) furnish promptly such information concerning the business, properties, Contracts, Assets (tangible and intangible, including Intellectual Property), liabilities, Tax Returns, Tax elections and all other workpapers in the actual possession of ClubCorp, Pinehurst Company or any of the Pinehurst Entities relating to Taxes, employment practices and policies, personnel files and records, Employees and Former Employees, internal financial statements and other aspects of the Pinehurst Entities as Purchaser or Purchaser’s representatives may reasonably request. ClubCorp, Pinehurst Company and the Pinehurst Entities shall be entitled to have a representative present at any inspection. Notwithstanding the foregoing, neither ClubCorp nor Pinehurst Company shall be required to provide access to or to disclose any information (A) where such access or disclosure could jeopardize the attorney-client privilege or work product privilege of ClubCorp, Pinehurst Company, the Pinehurst Entities or any of their respective Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement, or (B) to the extent that outside counsel to ClubCorp, Pinehurst Company or the Pinehurst Entities advises that such access or disclosure should not be disclosed in order to ensure compliance with any applicable Law. Purchaser agrees to hold confidential all information that it has received or to which it has gained access pursuant to this Section 6.2 in accordance with Section 10.2. Any sampling of environmental media shall require ClubCorp’s and Pinehurst Company’s prior consent. In the event of any sampling of environmental media and the termination of this Agreement pursuant to Section 9.1, (x) Purchaser shall indemnify, defend and hold harmless ClubCorp, Pinehurst Company, the Pinehurst Entities and each of their respective Subsidiaries, and each of their respective officers, directors or employees, from any and all losses, claims or damages resulting from any such sampling or investigation, including losses, claims or damages arising under Environmental Law, including CERCLA (provided, however, that this right to indemnification shall expire at Closing, but shall not expire if the Agreement is terminated pursuant to Section 9.1), (y) Purchaser shall restore the property of such sampling or investigation to its condition immediately prior to the sampling or investigation, and (z) Purchaser shall promptly dispose of any wastes generated during the course of such sampling or investigation.

6.3 No Solicitation.

(a) ClubCorp and Pinehurst Company shall not, and each shall cause the Pinehurst Entities not to, and will use all reasonable efforts to ensure that each of their representatives do not, directly or indirectly, (i) solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any communications or negotiations regarding, or deliver or make available to any Person any non-public information in response to, or in connection with, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, or (iii) enter into any agreement with respect to an Acquisition Proposal. ClubCorp and Pinehurst Company shall, and shall cause the Pinehurst Entities to, immediately cease any and all existing activities, discussions and negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

(b) Nothing contained in this Agreement shall prohibit ClubCorp from making any disclosure to the stockholders of ClubCorp if the ClubCorp Board has concluded in its good faith judgment (after receipt of advice from its outside legal counsel) that such disclosure is required in order to comply with its fiduciary obligations to the ClubCorp’s stockholders under applicable Law or to comply with securities Laws.

6.4 Appropriate Action; Consents; Filings.

(a) Promptly after the execution of this Agreement, each of the Parties shall apply for or otherwise seek, and shall use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby. Without limiting the generality or effect of the foregoing, each of the Parties shall, (i) as soon as practicable, and in any event no later than ten (10) Business Days after the date of this Agreement, make any initial filings required under the HSR Act, and (ii) as promptly as practicable, make any additional filings required by any other applicable Antitrust Laws (defined below). The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Law; provided, however, that, with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, each of the Parties need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any Law applicable to such Person requires such Person or their respective Subsidiaries to restrict or prohibit access to any such properties or information.

(b) Each Party will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.4(a), each Party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Each Party shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, Orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (collectively, “Antitrust Laws”). Each of the Parties shall use its reasonable best efforts to take such action as may be required to cause the expiration or termination of the waiting or notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Without limiting the foregoing, each Party shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable Laws regarding the transactions contemplated hereby: (i) entering into negotiations, (ii) providing information required by Law, and (iii) substantially complying with any “second request” for information pursuant to the Antitrust Laws.

(d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall require, or be construed to require, ClubCorp, Pinehurst Company or the Pinehurst Entities to take or to refrain from taking any action, to agree to any restriction with respect to any Assets or operations of the Business, or to cause any of such Persons to do or agree to do any of the foregoing, if any such action, failure to act, restriction or agreement would have a Material Adverse Effect.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall limit a Party’s right to terminate the Agreement pursuant to Section 8.1(b) so long as such Party has until such date complied in all material respects with its obligations under this Section 6.4.

6.5 Certain Notices. Each of the Parties, as the case may be, will notify the other Parties in writing promptly after learning of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby, or (iii) any change, occurrence or event that would have a Material Adverse Effect, or that is reasonably likely to cause any of the conditions to closing set forth in Article VIII not to be satisfied. Each of the Parties shall give prompt notice to the other Parties of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.6 Reasonable Efforts; Cooperation. Subject to the limitations set forth in Section 6.4(d), each of the Parties agrees to use reasonable best efforts, and to cooperate with each other Party, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and the other transactions contemplated hereby, including (i) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article VIII, and (ii) executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable to effect completely the consummation of the transactions contemplated hereby.

6.7 Termination of Affiliate Agreements; Settlement of Inter-Company Accounts.

(a) Between the date hereof and the Closing Date, ClubCorp and Pinehurst Company will terminate, and will cause the Pinehurst Entities to terminate, all inter-company agreements between the Pinehurst Entities, on the one hand, and ClubCorp, Pinehurst Company or any Subsidiary or Affiliate thereof (other than the Pinehurst Entities) on the other hand, with no further existing obligation or liability of the Pinehurst Entities.

(b) Between the date hereof and the Closing Date, ClubCorp and Pinehurst Company will fully and finally settle, and will cause the Pinehurst Entities to fully and finally settle, any and all inter-company receivables or payables existing between the Pinehurst Entities, on the one hand, and ClubCorp, Pinehurst Company or any Affiliate thereof (other than the Pinehurst Entities) on the other hand, with no further existing obligation or liability of the Pinehurst Entities.

6.8 Termination of Guaranties. Between the date hereof and the Closing Date, ClubCorp and Pinehurst Company shall cause any guaranty by the Pinehurst Entities of the obligations of ClubCorp, Pinehurst Company or any of their respective Subsidiaries and Affiliates (other than the Pinehurst Entities) to be terminated and released without incurring any further obligation or liability to the Pinehurst Entities, contingent or otherwise (such termination and releases, the “Guaranty Releases”).

6.9 Permits and Licenses. ClubCorp and Pinehurst Company shall cause the Pinehurst Entities to, in the Ordinary Course of Business, and without the addition or imposition of any additional, material condition, renew all Permits that are scheduled to expire prior to Closing. If any of the Permits are not scheduled to expire prior to Closing but an application for renewal of such Permit is required before Closing to prevent expiration of such Permit, then ClubCorp and Pinehurst Company shall cause the Pinehurst Entity that is the authorized legal holder of such Permit to file for renewal for such Permit without the addition or imposition of any additional material condition.

6.10 Conversion of Pinehurst Entities. Between the date hereof and the Closing Date, Pinehurst Company shall cause each of the Pinehurst Entities to be reorganized into wholly-owned Delaware limited liability companies that will be treated as disregarded entities for federal income tax purposes under Treas. Reg. § 301.7701(b) (collectively, the “Converted Entities”). Following such conversions, and as of the Closing Date, all of the Converted Entities will be disregarded entities for federal tax purposes and none of the Converted Entities will have elected or will elect under Treas. Reg. § 301.7701-3(c) to be treated as associations taxable as corporations for federal income tax purposes. The conversions may occur by way of merger, conversion or such other transaction as may be required by Law to validly effect such reorganization of the Converted Entities, and ClubCorp and Pinehurst Company shall cooperate with Purchaser in the preparation of the constituent documents related to the Converted Entities.

6.11 Re-Financing of Indebtedness. ClubCorp has paid to PacLife the Commitment Fee with respect to negotiating a revolving financing arrangement with PacLife (the “New Loan Agreement”), whereby Pinehurst, Inc. will have the ability to borrow up to an aggregate amount of $210,000,000 in connection with the Closing, which, if the New Loan Agreement is finalized, shall be used, in part, to cause the Pinehurst Loan to be repaid in full. With respect to the negotiation and execution of the New Loan Agreement, ClubCorp and Pinehurst Company agree that Purchaser shall negotiate, on behalf of the Pinehurst Entities, directly with PacLife, and that Purchaser shall (and ClubCorp and Pinehurst Company shall not) have the ability to make all decisions with respect to the terms of the New Loan Agreement, provided that ClubCorp shall be allowed to participate in all such negotiations at its option. With respect to any investigation undertaken by PacLife in connection with the New Loan Agreement, ClubCorp and Pinehurst Company shall use commercially reasonable efforts to facilitate the execution of the New Loan Agreement (including curing any defects to title pursuant to Section 6.13). Notwithstanding the foregoing, Purchaser agrees that ClubCorp, Pinehurst Company and the Pinehurst Entities shall have no obligation to enter into the New Loan Agreement or repay the Pinehurst Loan in the event this Agreement is terminated.

6.12 Notification of Certain Matters; Amendment of Disclosure Schedules.

(a) The Parties hereto agree that, with respect to the representations and warranties made by them in this Agreement, they shall have the continuing obligation until the Closing to supplement or amend promptly the information disclosed on the Disclosure Schedules with respect to any matter hereafter arising or discovered which would have been required to be set forth or described in the Disclosure Schedules or which changes the nature of any information provided herein. The Party amending the Disclosure Schedules shall give prompt written notice to the other Parties, as applicable, of any of the following occurring after the date hereof but before the Closing Date: (A) the discovery of any facts, or the occurrence or failure to occur of any event, indicating that any representation or warranty contained in this Agreement is as of the date of this Agreement, or may be or may become, untrue or inaccurate in any respect at any time from the date of this Agreement to the Closing Date; and (B) any failure of the Parties to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them under this Agreement.

(b) For all purposes of this Agreement, including, for purposes of determining whether the conditions set forth in Article VIII have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if the Closing shall occur, then the representations and warranties pursuant to this Agreement shall include all matters disclosed by the Parties pursuant to any such supplement or amendment at or prior to the Closing.

6.13 Property Due Diligence.

(a) As soon as reasonably practicable following the date of this Agreement, ClubCorp, at its expense, shall procure and deliver to Purchaser current title commitments (the “Title Commitments”) showing the state of title to each parcel of the Real Property which would appear in an ALTA Owner’s Title Policy, together with copies of all documents referenced as exceptions to title in the Title Commitments. The Title Commitments shall be issued by LandAmerica Financial Group, Inc. or another title company reasonably satisfactory to Purchaser (the “Title Company”). The parcels of the Real Property described in Section 6.13(a) of the Disclosure Schedule are herein referred to as the “Major Parcels.” With regard to any parcel that is not a Major Parcel, in lieu of a Title Commitment, ClubCorp may elect to deliver other evidence reasonably satisfactory to Purchaser establishing only that fee simple title to such parcel is vested in a Pinehurst Entity.

(b) As soon as reasonably practicable following the date of this Agreement, ClubCorp shall cause to be delivered to Purchaser and to the Title Company current or updated on the ground surveys (the “Surveys”) of each Major Parcel (other than those noted in Section 6.13(b) of the Disclosure Schedule), prepared by a licensed professional engineer or surveyor reasonably acceptable to Purchaser and to the Title Company. The Surveys (including specifically the certificate of the engineer or surveyor forming a part thereof) shall be in form and substance reasonably acceptable to Purchaser, its lender and to the Title Company. The Surveys shall not be required to meet the requirements of the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly established by the American Land Title Association, the American Congress on Surveying and Mapping and the National Society of Professional Surveyors. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that the form and substance of the surveys, including the certificate of the engineer or surveyor forming a part thereof, that ClubCorp delivered to PacLife in connection with the PacLife Liens currently encumbering parts of the Real Property (the “PacLife Surveys”) are in form and substance reasonably acceptable to Purchaser, such that if the Surveys are substantially similar to the PacLife Surveys, the Surveys will be acceptable to Purchaser. Purchaser shall reimburse ClubCorp at the Closing for the cost of the Surveys.

(c) ClubCorp, at its expense, shall obtain and furnish to Purchaser at the Closing, ALTA Owner’s Title Policies (the “Title Policies”) from the Title Company relating to each Major Parcel. The Title Policies shall insure at regular rates, in amounts reasonably determined by the Parties (or as otherwise required by applicable Law), that the Pinehurst Entities, as applicable, own fee simple title to each Major Parcel, subject to no exceptions other than the Permitted Encumbrances. In addition, Purchaser shall have the right to request from the Title Company, by way of appropriate endorsements and supplemental coverages (collectively, the “Purchaser’s Requested Endorsements”), additional insurance which is available under the title insurance regulations of the State of North Carolina and customarily issued in such State for transactions similar to the one contemplated hereby for other estates, rights, privileges, and risks which may be ancillary or appurtenant to or affect or burden such Major Parcels or which may be necessary or convenient for its use, enjoyment, or protection, including affirmative coverage of all material rights-of-way, easements, access rights, and other servient estates and against all restrictions, restrictive covenants, and dominant estates, including affirmative coverage against loss of use or reversion in the event of a violation of restrictions, restrictive covenants, or easements if available, provided, however, the issuance of or the Title Company’s commitment to issue such Purchaser’s Requested Endorsements shall not be a condition precedent to Closing. The cost of the Purchaser’s Requested Endorsements shall be paid by ClubCorp. ClubCorp shall use commercially reasonable efforts to deliver to the Title Company any affidavits, agreements or other documents or assurances reasonably necessary to cause the issuance of the Title Policies, not including the Purchaser’s Requested Endorsements.

(d) In the event (i) the Surveys show any easement, right-of-way, encroachment, conflict or protrusion affecting the Real Property, other than the Permitted Encumbrances, or (ii) any exceptions appear in the Title Commitments for the Major Parcels, other than the Permitted Encumbrances, that are unacceptable to Purchaser, or in the event title to the Major Parcels is otherwise not as represented herein, Purchaser shall, within ten (10) Business Days after Purchaser’s receipt of the last of (i) all Title Commitments for the Major Parcels and copies of all exceptions to title referenced in such Title Commitments, and (ii) all Surveys, notify ClubCorp in writing of such fact (each, a “Title Objection Notice”). At its expense, ClubCorp shall then promptly undertake to use its reasonable efforts to remove, satisfy, or otherwise cure such unacceptable matters (such matters herein called the “Title Defects”) to the reasonable satisfaction of Purchaser. ClubCorp may cure any Title Defect by removing such Title Defect from title or by causing the Title Company to commit to remove or insure over such Title Defect in the applicable Title Policy at any time prior to or at Closing. Any matter disclosed in the Surveys or the Title Commitments to which Purchaser does not specify in the Title Objection Notice shall be deemed a Permitted Encumbrance for all purposes under this Agreement.

(e) If ClubCorp is unable, after using its reasonable best efforts, to cure any Title Defect, ClubCorp shall send written notice thereof to Purchaser (“Purchaser’s Response Notice”), and Purchaser’s sole remedy hereunder in such event shall be either (i) to accept title to the Real Property subject to such Title Defect as if Purchaser had not objected thereto (in which case, such Title Defect shall become a Permitted Encumbrance for purposes of this Agreement), or (ii) in the event such Title Defect, or the aggregate of all Title Defects, constitutes a Material Adverse Effect, to notify ClubCorp and Pinehurst Company in writing of its election to terminate this Agreement pursuant to Section 9.1(e). If Purchaser fails to give written notice of its election to terminate this Agreement within ten (10) Business Days after its receipt of Purchaser’s Response Notice, such Title Defects shall be deemed to be Permitted Encumbrances for all purposes under this Agreement.

6.14 Environmental Insurance Policy. ClubCorp and Pinehurst Company shall purchase, for the benefit of one of the Pinehurst Entities, the insurance policy described hereto on Exhibit E, which shall provide coverage with respect to the No. 9 Golf Course and any related Real Property and shall be paid in full for a coverage period of ten (10) years.

6.15 ClubCorp Employees. As of the date hereof, Purchaser may offer employment, on an “at will” basis or otherwise, to the employees of ClubCorp set forth on Exhibit F to this Agreement, as of the Closing Date (the “Transferred ClubCorp Employees”). In the event any of the Transferred ClubCorp Employees accept employment with Purchaser or its Affiliates, such Transferred ClubCorp Employee shall be deemed an “Employee” for purposes of this Agreement (including for purposes of Section 7.5 hereof).

6.16 Monthly Financials. Upon Purchaser’s written request to ClubCorp and Pinehurst Company, ClubCorp and Pinehurst Company shall deliver to Purchaser copies of the unaudited, monthly financial statements of each of the Pinehurst Entities as of and for each completed monthly period ended after July 18, 2006, including, in each case, unaudited balance sheets and statements of income and retained earnings, changes in shareholders’ equity and cash flows of the Pinehurst Entities (the “Monthly Financial Statements”).

6.17 Occupancy Tax Audit. Between the date hereof and Closing, ClubCorp and Pinehurst Company shall use their commercially reasonable efforts to fully resolve any issues related to the State of North Carolina’s audit of the occupancy Tax returns filed with respect to the Pinehurst Entities, including a final determination of any liabilities arising therefrom.

6.18 Purchase Price Allocation. The Parties agree to allocate the Purchase Price in accordance with Section 1060 of the Code. The Parties hereby agree that Exhibit G hereto sets forth the allocation of Purchase Price, which allocation shall be binding on the Parties. In addition, the Parties hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the allocation determined pursuant to this Section 6.18 in connection with the preparation of IRS Form 8594 as such form relates to the transaction contemplated by this Agreement. No later than ten (10) Business Days prior to the filing of their respective Forms 8594 relating to the transaction contemplated by the Agreement, each Party shall deliver to the other party a copy of its Form 8594. The Parties shall not file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 6.18 except as may be adjusted by subsequent agreement following an audit by the IRS or by court decision.

6.19 Transfer of Assets. From and after the date hereof, but in any event prior to the Closing, ClubCorp and Pinehurst Company shall take any and all actions necessary to vest in a Pinehurst Entity all right, title and interest in and to the assets listed on Exhibit B.

6.20 Equal Treatment of Purchaser. To the extent that (i) the definition of “Material Adverse Effect” (or similar concept or definition) or (ii) any title defect or diligence process with respect to real property (or similar concept) set forth in the ClubCorp Merger Agreement has the effect of granting rights or benefits in favor of the acquiring party thereunder, which rights and benefits are more favorable on the whole than the rights and benefits established in favor of Purchaser by the definition of Material Adverse Effect or Section 6.13 set forth in this Agreement, this Agreement shall be amended in order to adjust, as applicable, (A) the definition of Material Adverse Effect or (B) Section 6.13 herein so that Purchaser receives the same rights and benefits (in their entirety), on a relative proportional basis, as are conferred upon such acquiring party by each of the foregoing under the ClubCorp Merger Agreement.

6.21 Pinehurst Loan. If the New Loan Agreement is not closed prior to or simultaneously with the Closing, ClubCorp shall, at Purchaser’s request, repay, or cause to be repaid, the Pinehurst Loan, such that the membership interests of the Pinehurst Entities and the Assets will be transferred to Purchaser free and clear of any and all Liens securing the Pinehurst Loan.

ARTICLE VII

POST-CLOSING COVENANTS

7.1 Cooperation/Post Closing Access to Records.

(a) The Parties shall, on request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the Parties to consummate or otherwise implement the transactions contemplated by this Agreement.

(b) The Parties shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any return or report of Taxes, any audit or other examination by any Governmental Entity, any judicial or administrative proceedings relating to liabilities for Taxes, or any other matter for which cooperation and assistance is reasonable requested. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The requesting Party shall reimburse the assisting Party for reasonable out-of-pocket expenses incurred in providing assistance. The Parties will retain for the full period of any statute of limitations and provide the others with any books and records or information that may be relevant to such preparation, audit, examination, proceeding or determination.

(c) Subject to Section 7.1(b), Purchaser, at its cost and expense, shall retain all books and records with respect to the Pinehurst Entities for a period of seven (7) years after the Closing.

(d) Purchaser agrees to honor all Bookings made prior to the Closing Date in the Ordinary Course of Business for any period on or after the Closing Date.

7.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Pinehurst Entities, each of the other Parties shall cooperate with such Party and its counsel in the defense or contest, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party.

7.3 Non-Solicitation.

(a) ClubCorp and Pinehurst Company each agree that, for a period commencing on the Closing Date and expiring eighteen (18) months from the Closing Date, it will not, nor will any of its Subsidiaries, without the written consent of Purchaser, directly or indirectly, for its own account or on behalf of any other Person, (i) hire any Person who is an officer or Employee of the Pinehurst Entities, Purchaser or any of their respective Subsidiaries or (ii) induce or attempt to induce any such officer or Employee of the Pinehurst Entities, Purchaser or any of their respective Subsidiaries to leave his or her employment with the applicable Pinehurst Entity, Purchaser or any of their respective Subsidiaries; provided, however, that this Section 7.3(a) shall only apply to officers or employees of Purchaser, the Pinehurst Entities or any of their respective Subsidiaries who are executive team members with Purchaser, the Pinehurst Entities or any of their respective Subsidiaries.

(b) Purchaser agrees that it will not, and will cause its Subsidiaries and the Pinehurst Entities not to, for a period commencing on the Closing Date and expiring eighteen (18) months from the Closing Date, without the written consent of ClubCorp or Pinehurst Company, directly or indirectly, for its own account or on behalf of any other Person, (i) hire any Person who is an officer or employee of ClubCorp, Pinehurst Company or any of their respective Subsidiaries or (ii) induce or attempt to induce any such officer or employee of ClubCorp, Pinehurst Company or any of their respective Subsidiaries to leave his or her employment with ClubCorp, Pinehurst Company or any of their respective Subsidiaries; provided, however, that this Section 7.3(b) shall only apply to officers or employees of ClubCorp, Pinehurst Company or any of their respective Subsidiaries who are (A) club managers, regional managers, vice presidents of operations, employee partners with regional responsibilities in the following groups: “People Strategy,” “Membership” and “Food and Beverage,” (B) executive team members at each of the resorts owned and operated by ClubCorp or its Subsidiaries, or (C) employees and officers who are designated “Level 10” and above by ClubCorp.

7.4 Use of Names. ClubCorp and Pinehurst Company agree that, from and after the Closing, they will not use (and they will cause their respective Subsidiaries or Affiliates not to use) the names “Pinehurst,” “Pinehurst Resort and Country Club” and “Putterboy,” or any derivation thereof (including any tradename, logo or servicemark relating thereto), without the prior written consent of Purchaser.

7.5 Employee Matters.

(a) Each Employee shall continue employment with the applicable Pinehurst Entity following the Closing Date (including each such individual who is on vacation, temporary layoff, leave of absence, sick leave or short or long–term disability leave). Notwithstanding anything to the contrary contained herein, after the Closing Date, each Employee shall be employed solely on an “at will” basis and neither the Pinehurst Entities nor Purchaser or any of its Subsidiaries shall be required to continue the employment of any particular Employee, except to the extent required by the provisions of a written employment Contract or as required by applicable Law.

(b) Purchaser shall provide, or cause the Pinehurst Entities to provide, as of the Closing Date, base salary and base wages and employee benefits (but excluding any defined benefit plan benefits, non-qualified retirement plans, retiree medical benefits or equity based arrangements) that in the aggregate are competitive in the industry for companies of comparable size and nature and in similar locations as of the Closing Date. All service with ClubCorp, Pinehurst Company, the Pinehurst Entities or any ERISA Affiliate of ClubCorp, Pinehurst Company or the Pinehurst Entities prior to the Closing Date by any Employee shall be treated as if it were service with the Purchaser or any of the Purchaser’s Subsidiaries for purposes of eligibility, vesting (and accrual of benefits with respect to vacation and sick time only) to the same extent such service was recognized under a similar Benefit Plan of ClubCorp, Pinehurst Company or the Pinehurst Entities or any of their respective ERISA Affiliates as of the Closing Date. Purchaser shall cause the Pinehurst Entities to recognize for purposes of any health and welfare plans provided by Purchaser or the Pinehurst Entities to Employees following the Closing Date any co-payments and deductibles paid by any Employee or dependent of such Employee under any Parent Benefit Plan or Pinehurst Benefit Plan with respect to health care expenses incurred prior to the Closing Date, and shall not exclude any preexisting conditions of any such Employee or dependents that were not excluded under such Parent Benefit Plan or Pinehurst Benefit Plan immediately prior to the Closing Date.

(c) After the Closing, Purchaser shall cause the Pinehurst Entities to (i) satisfy all obligations consistent with the Pinehurst Entities’ existing policies to reemploy or reinstate any individual who is on a leave of absence, paid or unpaid (including but not limited to a disability leave, a leave due to an injury or illness subject to workers’ compensation, military leave or a leave under the Family and Medical Leave Act) or is otherwise absent from active employment for any other reason on the Closing Date and whose most recent employment prior to the Closing Date was as an Employee, and (ii) continue the payments to any such individual who is receiving short term disability pay on the day before the Closing Date under any Parent Benefit Plan or Pinehurst Benefit Plan in accordance with the Pinehurst Entities’ applicable short term disability plan or policy until the date that such payments would otherwise terminate under said short term disability plan or policy; provided, however, that Purchaser shall not be obligated to continue any payments pursuant to this provision to the extent the prior benefit payments were provided pursuant to an insurance policy or contract, or some other funded arrangement pursuant to a Parent Benefit Plan, rather than from the employer’s general assets.

(d) ClubCorp and Pinehurst Company shall take all actions necessary to cause the Pinehurst Entities to cease, as and where applicable, to be a participating employer in each Parent Benefit Plan in which the Pinehurst Entities shall participate as of the Closing Date; provided, however, that any Person covered by a short-term or long-term disability insurance policy as of the Closing Date who is absent from work due to short-term or long-term disability at that time, will continue to be eligible to receive short-term or long-term disability benefits under those policies after Closing to the extent consistent with terms of those policies notwithstanding the withdrawal of the Pinehurst Entities from the Parent Benefit Plans. ClubCorp and Pinehurst Company shall take all actions necessary to cause all Employees to become fully vested effective as of the Closing Date in their benefits under the ClubCorp Employee Stock Ownership Plan, and to become fully vested with regard to all awards outstanding under the ClubCorp Omnibus Stock Plan; provided, however, that this provision shall apply only to those Persons who are in the employ of ClubCorp, the Pinehurst Entities, or an ERISA Affiliate thereof, on the day immediately prior to the Closing Date.

(e) Purchaser shall be responsible for the administration of and shall assume any and all obligations, if any, arising on or after the Closing Date under the continuation coverage requirements of ERISA section 601 et seq. and Section 4980B of the Code and the regulations thereunder (i.e., COBRA) with respect to those individuals who are Employees as of the Closing Date, and their beneficiaries, and with respect to any “M&A qualified beneficiary” (as defined in Treasury Regulation section 54.4980B-9) related to the purchase of the Pinehurst Entities as contemplated by this Agreement.

(f) No provisions of this Agreement shall create any third party beneficiary or other rights in any Employee (including any beneficiary or dependent thereof), Former Employee (including any beneficiary or dependent thereof), or any other Persons in respect of continued employment with any of the Pinehurst Entities, the Parties or any of their respective Affiliates, and no provision of this Agreement shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any plan, policy or arrangement which may be established or maintained by any of the Pinehurst Entities. No provision of this Agreement shall constitute a limitation on the right of Purchaser, the Pinehurst Entities or any of their respective Affiliates to terminate at will, or cause the termination at will of, any Employee.

(g) To the extent that the Employees remain employed with any of the Pinehurst Entities or any of their respective Affiliates after the Closing, such Employees shall not be deemed to be in violation of any confidentiality or non-competition agreements with ClubCorp, Pinehurst Company or any of their Affiliates (other than the Pinehurst Entities), if applicable, solely by virtue of their continuing employment by the applicable Pinehurst Entity from and after the Closing Date.

(h) Purchaser shall not, and shall cause the Pinehurst Entities not to, at any time prior to the sixty-first (61st) day following the Closing Date, without fully complying with any notice and other requirements of the WARN Act, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Pinehurst Entities, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment of the Pinehurst Entities. Within ten (10) Business Days prior to the Closing, ClubCorp and Pinehurst Company shall provide Purchaser with a list of all employee layoffs, by location, implemented or contemplated by each of the Pinehurst Entities in the 90-day period preceding the Closing.

7.6 Liability for Taxes, Filing Returns.

(a) Taxable Periods Ending on or Before the Closing Date. ClubCorp and Pinehurst Company shall cause to be prepared and duly filed all Tax Returns required to be filed by or with respect to the Pinehurst Entities for all Taxable years and periods ending on or before the Closing Date. ClubCorp and Pinehurst Company shall be solely liable for and shall pay all Taxes shown to be due on such Tax Returns for all periods covered by such Tax Returns, less Taxes included in the Balance Sheet Liabilities and included as an adjustment to the Base Purchase Price. ClubCorp and Pinehurst Company shall indemnify and hold harmless Purchaser against all Taxes for any Taxable year or Taxable period ending on or before the Closing Date due or payable by the Pinehurst Entities, less Taxes included in the Balance Sheet Liabilities and included as an adjustment to the Base Purchase Price.

(b) Taxable Periods Commencing After the Closing Date. Purchaser shall be solely liable for all Taxes of the Pinehurst Entities for all Taxable years and periods commencing after the Closing Date. Purchaser shall cause to be prepared and duly filed all Tax Returns of the Pinehurst Entities for Taxable periods commencing after the Closing Date. Purchaser shall pay all Taxes shown to be due on such Tax Returns for all periods covered by such Tax Returns. Except to the extent provided in Section 7.6(c) below, Purchaser shall be liable for, and shall indemnify and hold harmless ClubCorp and Pinehurst Company against, any and all Taxes for any Taxable year or Taxable period commencing after the Closing Date due or payable by Purchaser or the Pinehurst Entities.

(c) Taxable Periods Commencing Before and Ending After the Closing Date. Purchaser shall cause the Pinehurst Entities to pay all Taxes due for any Taxable year or Taxable period commencing before and ending after the Closing Date (the “Straddle Period”). Upon notice from Purchaser, ClubCorp and Pinehurst Company shall pay to Purchaser prior to the date any payment for Taxes as described in this Section 7.6(c) is due, an amount equal to the Taxes that would have been due if the Straddle Period had ended on the Closing Date (using an interim-closing-of-the-books method except that exemptions, allowances, and deductions that are otherwise calculated on an annual basis (such as deductions for depreciation) shall be apportioned on a per diem basis), less Taxes included in the Balance Sheet Liabilities and included as an adjustment to the Base Purchase Price.

7.7 Tax Indemnity. Notwithstanding anything in this Agreement to the contrary, including Section 10.1, ClubCorp and Pinehurst Company, jointly and severally, agree from the Closing to indemnify, defend and hold harmless Purchaser and its Affiliates, from and against any liability imposed on Purchaser or the Pinehurst Entities under (i) Treasury Regulation section 1.1502-6; or (ii) pursuant to that certain North Carolina franchise tax audit, as more fully described on Section 4.12(a) of the Disclosure Schedule.

7.8 Further Actions; Asset Transfer.

(a) At any time from and after the Closing, at the request of any Party and without further consideration, each other Party shall promptly execute and deliver such further agreements, certificates, instruments and documents and perform such other actions as the requesting Party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

(b) To the extent necessary, ClubCorp and Pinehurst Company shall execute and deliver any and all instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be requested by Purchaser in order to vest in the Pinehurst Entities all right, title and interest in and to the Assets.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the transactions contemplated herein shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) ClubCorp Stockholders Approval. The ClubCorp Stockholders Approval shall have been obtained.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, arbitration award, finding or other Order (whether temporary, preliminary or permanent), in any case that is in effect and prevents or prohibits consummation of the ClubCorp Merger (a “Restraint”).

(c) HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act or any other Antitrust Laws shall have expired or been terminated.

(d) Court Proceedings. No Governmental Entity shall have instituted (or if instituted, shall not have withdrawn) any action, suit, proceeding, claim, arbitration or investigation wherein an unfavorable injunction, judgment, Order, decree, ruling or charge would (i) prevent or restrain the consummation of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof.

(e) Consents. The Parties shall have received all other material authorizations, consents and approvals of Governmental Entities referred to in Sections 3.3(a), 4.3(b) and 5.3(b) above, and all other third-party consents and approvals that are necessary (i) for the consummation of the transactions contemplated hereby, or (ii) to prevent a breach of or default under, or a termination, modification or acceleration of, any contract or agreement identified on Section 8.1(e) of the Disclosure Schedule attached hereto, in each case on terms reasonably satisfactory to Purchaser (the “Third-Party Approvals”).

(f) ClubCorp Merger. ClubCorp shall have consummated or shall simultaneously consummate the acquisition or merger of ClubCorp by or into a third-party pursuant to the ClubCorp Merger Agreement (the “ClubCorp Merger”).

8.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated herein are also subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of ClubCorp and Pinehurst Company contained in this Agreement, in each case disregarding and without giving any effect to all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect. Purchaser shall have received a certificate executed on behalf of ClubCorp and Pinehurst Company by a duly authorized officer of each such entity to such effect.

(b) Agreements and Covenants. ClubCorp and Pinehurst Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to the Pinehurst Entities.

(d) Deliveries. ClubCorp and Pinehurst Company shall have delivered to Purchaser:

(i) Certificates of the appropriate public officials to the effect that each of ClubCorp, Pinehurst Company, and the Pinehurst Entities is a validly existing entity in good standing in its state of organization and, with respect to the Pinehurst Entities, in each jurisdiction it is qualified to do business as a foreign entity, in each case dated as of a recent date prior to the Closing Date;

(ii) Certificates of the appropriate public officials to the effect that the Pinehurst Entities have been reorganized into limited liability companies organized in the State of Delaware;

(iii) Incumbency and specimen signature certificates, dated the Closing Date, signed by the officers of ClubCorp and Pinehurst Company who have executed this Agreement or any certificate or other agreement contemplated herein and certified by a secretary or assistant secretary of such Person;

(iv) A certificate of the Secretary or Assistant Secretary of each of ClubCorp and Pinehurst Company (A) setting forth all authorizations of ClubCorp and Pinehurst Company, including resolutions of ClubCorp’s and Pinehurst Company’s boards of directors and of ClubCorp’s stockholders, authorizing the execution and delivery of this Agreement and the performance by ClubCorp and Pinehurst Company of the transactions contemplated hereby, and (B) certifying as correct the governing documents of ClubCorp, Pinehurst Company, and the Pinehurst Entities;

(v) a certificate to the effect that each of the conditions specified in Sections 8.2(a)-(c) is satisfied in all respects;

(vi) The Third-Party Approvals;

(vii) A certificate from ClubCorp and Pinehurst Company setting forth their good faith determination of the Purchase Price (the “Estimated Purchase Price Certificate”), which certificate shall have been delivered at least two (2) days prior to Closing;

(viii) The Escrow Agreement, duly executed by the Stockholders’ Representative;

(ix) The Centralized Services Agreement, duly executed by ClubCorp Financial Management Company, an Affiliate of ClubCorp, in the form attached hereto as Exhibit H, which shall be in full force and effect (the “Centralized Services Agreement”);

(x) The Consulting and Shared Services Agreement, duly executed by ClubCorp USA, Inc. (“ClubCorp USA”), an Affiliate of ClubCorp, in the form attached hereto as Exhibit I, which shall be in full force and effect (the “Consulting and Shared Services Agreement”);

(xi) The Associates Club Program Rules and Agreement, duly executed by Associates Club International, Inc., in the form attached hereto as Exhibit J, which shall be in full force and effect (the “Associates Club Agreement”);

(xii) The Society Reciprocal Membership Agreement, duly executed by Society Management, Inc., an Affiliate of ClubCorp, in the form attached hereto as Exhibit K, which shall be in full force and effect (the “Society Reciprocal Membership Agreement”);

(xiii) The Reciprocal License Agreement, duly executed by ClubCorp USA, in the form attached hereto as Exhibit L, which shall be in full force and effect (the “Reciprocal License Agreement”);

(xiv) The Event Agreements, duly executed by ClubCorp USA, Inc., in the forms attached hereto as Exhibit M, which shall be in full force and effect (the “Team Championship Agreements”);

(xv) The License Agreement, duly executed by ClubCorp, in the form attached hereto as Exhibit N, which shall be in full force and effect (the “Hackers License Agreement”);

(xvi) Executed resignations of all of the incumbent officers, directors, managers or individuals holding similar positions of the Pinehurst Entities, effective as of the Closing;

(xvii) A certificate from ClubCorp and Pinehurst Company setting forth their good faith determination of the Purchase Price (the “Purchase Price Certificate”), which certificate shall have been delivered at least two (2) days prior to Closing;

(xviii) Evidence of the Guaranty Releases, if any; and

(xix) Such other documents or instruments as are required to be delivered by ClubCorp or Pinehurst Company at the Closing pursuant to the terms hereof or that Purchaser reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

All actions to be taken by ClubCorp or Pinehurst Company in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser. Purchaser may waive any condition specified in this Section 8.2 if it executes a writing so stating at or prior to the Closing.

8.3 Additional Conditions to Obligations of ClubCorp and Pinehurst Company. The obligations of ClubCorp and Pinehurst Company to effect the transactions contemplated herein are also subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement, in each case disregarding and without giving any effect to all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect. ClubCorp and Pinehurst Company shall have received a certificate executed on behalf of Purchaser by a duly authorized officer of Purchaser to such effect.

(b) Agreements and Covenants. Purchaser shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Deliveries. Purchaser shall have delivered to ClubCorp and Pinehurst Company:

(i) Certificates of the appropriate public officials to the effect that Purchaser is a validly existing entity in good standing in its state of organization;

(ii) Incumbency and specimen signature certificates, dated the Closing Date, signed by the officers of Purchaser and certified by Purchaser’s Secretary or Assistant Secretary (or similar officers);

(iii) A certificate of the Secretary or Assistant Secretary of Purchaser (A) setting forth all authorizations of Purchaser authorizing the execution and delivery of this Agreement and the performance by Purchaser of the transactions contemplated hereby, and (B) certifying as correct the governing documents of Purchaser;

(iv) A certificate to the effect that each of the conditions specified in Sections 8.3(a)-(b) is satisfied in all respects;

(v) The Escrow Agreement, duly executed by Purchaser;

(vi) The Centralized Services Agreement, duly executed by one of the Pinehurst Entities on behalf of Purchaser;

(vii) The Consulting and Shared Services Agreement, duly executed by one of the Pinehurst Entities on behalf of Purchaser;

(viii) The Associates Club Agreement, duly executed by Purchaser;

(ix) The Society Reciprocal Membership Agreement, duly executed by Purchaser;

(x) The Reciprocal License Agreement, duly executed by Purchaser;

(xi) The Team Championship Agreements, duly executed by Purchaser;

(xii) The Hackers License Agreement, duly executed by Purchaser;

(xiii) a Certificate of Non-Foreign Status that satisfies Section 1445 of the Code and the accompanying Treasury Regulations; and

(xiv) Such other documents or instruments as are required to be delivered by Purchaser at the Closing pursuant to the terms hereof or that ClubCorp reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

8.4 Fairness Opinion. The ClubCorp Board and the Special Committee shall have received from Houlihan Lokey Howard & Zukin or another financial advisor chosen and appointed by the ClubCorp Board and the Special Committee, in form and substance acceptable to the ClubCorp Board and the Special Committee, an opinion that the transactions contemplated by this Agreement and the Purchase Price to be delivered hereunder are fair to ClubCorp and its stockholders (other than Purchaser and its Affiliates) from a financial point of view.

ARTICLE IX

TERMINATION; AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, as provided below:

(a) By mutual written consent of Pinehurst Company and Purchaser;

(b) By either Pinehurst Company or Purchaser if the Closing or the Closing of the ClubCorp Merger has not occurred prior to January 1, 2007;

(c) By either Pinehurst Company or Purchaser if any Governmental Entity shall have issued a Restraint and such Restraint shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have satisfied its obligations under Section 6.4;

(d) By either Pinehurst Company or Purchaser, if the ClubCorp Merger Agreement is terminated pursuant to its terms;

(e) By Purchaser, if, since the date of this Agreement, there shall have been any Material Adverse Effect, or if (i)(A) ClubCorp or Pinehurst Company shall have materially breached any of their covenants or agreements set forth in this Agreement, or (B) any representation or warranty of ClubCorp or Pinehurst Company set forth in this Agreement shall have become materially untrue or incorrect, (ii) such breach or misrepresentation, if curable, is not cured within twenty (20) Business Days after written notice thereof, and (iii) such breach or misrepresentation would cause the conditions set forth in Sections 8.2(a) or 8.2(b) not to be satisfied; or

(f) By Pinehurst Company, if (i)(A) Purchaser shall have materially breached any of its covenants or agreements set forth in this Agreement or (B) any representation or warranty of Purchaser set forth in this Agreement shall have become materially untrue or incorrect, (ii) such breach or misrepresentation, if curable, is not cured within twenty (20) Business Days after written notice thereof, and (iii) such breach or misrepresentation would cause the conditions set forth in Sections 8.3(a) or 8.3(b) not to be satisfied.

9.2 Effect of Termination. In the event of termination of this Agreement by either Pinehurst Company or Purchaser as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, ClubCorp, Pinehurst Company, or the Pinehurst Entities, or their respective Subsidiaries, officers, directors or stockholders, except (i) with respect to this Section 9.2, Section 9.5 and Article X, and (ii) with respect to any liabilities or damages incurred or suffered by a Party as a result of the willful and material breach by the other Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

9.4 Waiver. At any time prior to the Closing Date, either Purchaser, on the one hand, or ClubCorp and Pinehurst Company on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.5 Commitment Fee; Expenses.

(a) In the event (i) that this Agreement is terminated pursuant to (A) Section 9.1(b) in connection with (x) a delay in the closing of the ClubCorp Merger that occurs based on a condition or circumstance that is attributable to ClubCorp or Pinehurst Company or (y) any other event or circumstance which is not attributable to Purchaser, (B) Section 9.1(d) based on a condition or circumstance that is attributable to ClubCorp or Pinehurst Company, or (C) Section 9.1(e); or (ii) that the New Loan Agreement does not close prior to or simultaneously with the Closing, then in each such case, ClubCorp shall be responsible to PacLife for the full amount of any unreturned portion of the Commitment Fee, and Purchaser shall have no further liability thereafter with respect to the Commitment Fee or any portions thereof withheld by PacLife.

(b) In the event that this Agreement is terminated in any manner other than by Pinehurst Company pursuant to Section 9.1(f), ClubCorp shall reimburse Purchaser for its legal fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, up to a maximum reimbursement of $75,000.

(c) In the event that (i) this Agreement is terminated pursuant to Section 9.1(b) or (d) based on a condition or circumstance that is not attributable to ClubCorp and (ii) ClubCorp or any of its Affiliates are able to recover any amounts from any third parties (including, for the avoidance of doubt, any parties other than ClubCorp to the ClubCorp Merger Agreement) with respect to the termination of the ClubCorp Merger Agreement, then ClubCorp shall pay to Purchaser the lesser of (A) an amount equal to all of the Expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, or (B) twenty percent (20%) of any amounts actually received by ClubCorp or its Affiliates from such third parties with respect to such termination.

(d) Notwithstanding anything to the contrary elsewhere in this Agreement and specifically with the exception of the provisions of paragraphs (a), (b) and (c) directly above, all Expenses incurred by a Party shall be borne solely and entirely by the Party that has incurred such Expenses.

ARTICLE X

MISCELLANEOUS

10.1 Non-Survival of Representations and Warranties; Covenants. None of the representations and warranties in this Agreement or in any document or instrument related to this Agreement shall survive the Closing. None of the covenants to be performed on or before the Closing in this Agreement or in any document or instrument related to this Agreement shall survive the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing, including all of the covenants of the Parties set forth in Article VII.

10.2 Confidentiality. The Parties agree with respect to all technical, commercial and other information that is furnished or disclosed by the other Party, including information regarding such Party’s (and its Subsidiaries’ and Affiliates’) organization, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, technology or other intellectual property, rights, obligations, liabilities and strategies in any form, including printed, written, oral, visual, electronic on software, as a consequence of this Agreement (“Confidential Information”), that, unless and until the transactions contemplated by this Agreement shall have been consummated (i) such Confidential Information is confidential and/or proprietary to the disclosing Party and entitled to and shall receive treatment as such by the receiving Party, (ii) the receiving Party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement) any such Confidential Information, treating such Confidential Information with the same degree of care and confidentiality as it accords its own confidential and proprietary Confidential Information; provided, however, that the receiving Party shall not have any restrictive obligation with respect to any Confidential Information which (x) is contained in a printed publication available to the general public, (y) is independently developed by, or becomes publicly known through, no wrongful act or omission of the receiving Party, or (z) is known by the receiving Party, as demonstrated in writing upon request, without any proprietary restrictions by the furnishing/disclosing Party or any third party before the time of receipt of such Confidential Information, and (iii) all such Confidential Information furnished to either Party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing Party and, in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to a Governmental Entity with the consent of the furnishing/disclosing Party or upon subpoena and which cannot be retrieved with reasonable effort) and in the case of (A) oral information furnished to any Party by the other which shall have been reduced to writing by the receiving Party, and (B) all internal documents of any Party describing, analyzing or otherwise containing Confidential Information furnished by the other Party, all such writings and documents shall be destroyed, upon request, in the event this Agreement is terminated, and each Party shall confirm in writing to the other compliance with any such request. EACH PARTY ACKNOWLEDGES THAT THE REMEDY AT LAW FOR ANY BREACH BY THE OTHER PARTY OF ITS OBLIGATIONS UNDER THIS SECTION 10.2 IS INADEQUATE AND THAT THE DISCLOSING PARTY SHALL BE ENTITLED TO EQUITABLE REMEDIES, INCLUDING AN INJUNCTION, IN THE EVENT OF A BREACH BY THE RECEIVING PARTY. The provisions of this Section 10.2 shall survive the termination of this Agreement.

10.3 Press Releases and Public Announcements. The Parties shall not issue any press release or make any public announcement relating to the existence, terms and conditions or subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement.

10.4 Assignment. The respective rights and obligations of the Parties shall not be assignable without the prior written consent of the other Party; provided, however, that Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to one or more of its Affiliates, in which event all the rights and powers of Purchaser and remedies available to it under this Agreement shall extend to and be enforceable by each such Affiliate. Any such assignment and delegation shall not release Purchaser from its obligations under this Agreement, and further Purchaser guarantees to ClubCorp and Pinehurst Company the performance by each such Affiliate of its obligations under this Agreement. In the event of any such assignment and delegation, the term “Purchaser” as used in this Agreement shall be deemed to refer to each such Affiliate of Purchaser where reference is made to actions to be taken with respect to the transactions contemplated hereunder, and shall be deemed to include both Purchaser and each such Affiliate where appropriate.

10.5 Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand delivery on the next Business Day) or upon receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by national overnight courier, in each case addressed as follows:

To Purchaser:

Putterboy, Ltd.

Attention: Robert H. Dedman, Jr.

P.O. Box 815727

Dallas, Texas 75381

With a copy to:

Thompson & Knight LLP

1700 Pacific Avenue, Suite 3300

Dallas, Texas 75201

Fax: (214) 969-1751

Attention: Peter A. Lodwick

To ClubCorp or Pinehurst Company:

ClubCorp, Inc.

3030 LBJ Freeway, Suite 600

Dallas, Texas 75234

Fax: (972) 888-6271

Attention: Tom Henslee

With a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Fax: (312) 558-5700

Attention: Bruce A. Toth, Esq.

10.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.8 Entire Agreement. This Agreement (together with the Exhibits, the Disclosure Schedule and the other documents delivered pursuant hereto) constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

10.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10 Mutual Drafting. Each Party has participated in the preparation and drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

10.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas without reference to such state’s principles of conflicts of law.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Federal court of the United States of America, located in the State of Texas, or any district court of the State of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Texas state court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such Texas state or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Texas state or Federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.11. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (4) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

10.12 Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

10.13 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at Law or in equity. Each Party agrees to waive any requirement for the posting of, or securing of, a bond in connection with any such remedy.

10.14 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Where a reference is made to a Law, such reference is to such Law as amended. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been delivered to the Party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(c) All references in this Agreement to $ or dollars shall mean U.S. dollars.

10.15 Disclosure Schedule. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

10.16 Stockholders’ Representative.

(a) ClubCorp and Pinehurst Company shall, prior to the Closing, irrevocably appoint a Person as ClubCorp’s and Pinehurst Company’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of ClubCorp, Pinehurst Company and the stockholders of ClubCorp immediately prior to the Closing, and to act on behalf of ClubCorp, Pinehurst Company and the stockholders of ClubCorp immediately prior to the Closing, in determining post-Closing the Final Purchase Price pursuant to Section 2.2 (the “Stockholders’ Representative”).

(b) The Stockholders’ Representative will not be liable to ClubCorp or Pinehurst Company for any act taken or omitted by it as permitted under this Agreement and the post-Closing transactions contemplated hereby, except if such act is taken or omitted in bad faith or by willful misconduct. The Stockholders’ Representative will also be fully protected against ClubCorp or Pinehurst Company in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(c) ClubCorp and Pinehurst Company agree to indemnify, from and after the Closing, the Stockholders’ Representative for, and to hold the Stockholders’ Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Stockholders’ Representative, arising out of or in connection with the Stockholders’ Representative duties under this Agreement and the transactions contemplated hereby, including costs and expenses of successfully defending the Stockholders’ Representative against any claim of liability with respect thereto. The Stockholders’ Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PUTTERBOY, LTD.

By:	Putterboy (GP), LLC, its general partner

	By:	/s/ Robert H. Dedman, Jr.
	Name:	Robert H. Dedman, Jr.
	Title:	President

CLUBCORP, INC.

By:	/s/ John A. Beckert
Name:	John A. Beckert
Title:	Chief Executive Officer

THE PINEHURST COMPANY

By:	/s/ Thomas T. Henslee
Name:	Thomas T. Henslee
Title:	Secretary

Signature Page to Interest Purchase Agreement